Exhibit 10.3

AMENDED AND RESTATED

SERVICE AGREEMENT

Dated as of the 1st day of January, 2004

by and among

RADIOLOGIX, INC.,

TREASURE COAST IMAGING PARTNERS, INC.

and

RADIOLOGY IMAGING ASSOCIATES -

BASILICO, GALLAGHER & RAFFA, M.D., P.A.

LIST OF EXHIBITS

Exhibit	Description
1.1	Allocation of Practice Expenses
3.3(a)	Premises
4.5	List of Names
6.2	Restrictive Covenant and Other Provisions
7.1	Services Fee
7.4	Security Agreement

AMENDED AND RESTATED SERVICE AGREEMENT

This Amended and Restated Service Agreement (this “Agreement”), dated effective as of January 1, 2004, is entered into by and among Radiologix, Inc., a Delaware corporation (formerly known as American Physician Partners, Inc.) (“Parent”), Treasure Coast Imaging Partners, Inc., a Delaware corporation (“Administrator”), and Radiology Imaging Associates - Basilico, Gallagher & Raffa, M.D., P.A., a Florida professional association (the “Group”).

R E C I T A L S

A. The Group, Parent and Administrator entered into that certain Service Agreement dated as of April 1, 1998, as amended on March 31, 1999 and August 1, 2001, respectively (collectively, the “Original Agreement”). This Agreement reflects and modification to, and a restatement of, the Original Agreement.

B. The Group owns and operates a professional radiology medical practice in Florida, and provides professional and, in conjunction with Administrator, technical radiology services to the general public through individual physicians who are licensed to practice medicine in the State of Florida and who are employed or otherwise retained by the Group.

C. Administrator is in the business of owning certain assets of medical practices and providing management, administrative, and other non-medical radiological support services to radiological and radiation oncology medical practices including, without limitation, furnishing necessary facilities, equipment, non-physician personnel, supplies and non-physician support staff services.

D. The Group desires to obtain the services of Administrator in performing such non-medical business functions so as to permit the Group to devote its full professional time and attention to the rendering of professional and, in conjunction with Administrator, technical radiology and related services to its patients.

E. The Group and Administrator have determined a fair market value for the services to be rendered by Administrator, and based on this fair market value, have developed a procedure for compensation of Administrator, all as more particularly set forth in this Agreement.

F. Administrator is willing to commit significant management and capital resources to the Group to allow for the Group’s further growth, all as provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and on the terms and subject to the conditions herein set forth, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.1 Definitions. For the purposes of this Agreement, the following definitions shall apply:

“Acquisition” shall mean the acquisition described in the Acquisition Agreement.

“Acquisition Agreement” shall mean the Asset Purchase Agreement dated April 1, 1998, by and among Parent and the Group.

“Acquisition Consideration” shall mean the Parent Common Stock and other consideration furnished pursuant to the Acquisition Agreement by Parent in connection with the Acquisition.

“Acquisition Effective Date” shall mean the date the Acquisition is effective pursuant to the terms of the Acquisition Agreement.

“Adjustments” shall mean any adjustments on an accrual basis for uncollectible accounts receivable or discounts and allowances, including but not limited to, Medicare and Medicaid disallowances or other third-party contractual allowances, workers’ compensation, employee/dependent health care benefit programs, professional courtesies, and other activities to the extent they do not generate a collectible fee or offset a fee previously recorded.

“Administrator” shall have the meaning as set forth in the first paragraph hereof.

“Administrator Account” shall have the meaning set forth in Section 3.2(b)(ii).

“Administrator Expenses” shall mean, as determined pursuant to GAAP applied on a consistent basis, any expenses of Administrator or Parent or any of their Affiliates not incurred specifically for providing services to the Practice including, without limitation: (A)any legal, accounting or other professional expenses incurred by Administrator, Parent or any of their Affiliates including those in connection with the Acquisition, (B)any expenses pertaining to the coordination of qualified retirement and benefit plans of the Group, Parent, Administrator and their Affiliates incurred by Administrator, Parent or any of their Affiliates in connection with the Acquisition and pertaining to the transfer of Group’s employees to Administrator or Parent as a result of the Acquisition; and (C)all taxes of Administrator, Parent or any Affiliate not incurred for the benefit of Practice including, without limitation, income taxes of Administrator, Parent or any Affiliate (but specifically excluding any sales and use taxes related to the Practice which shall be a Practice Expense). It is the parties’ intent not to include the corporate overhead charges of Administrator in the definition of Practice Expenses.

“Affiliate” with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person. Neither Administrator nor the Group is deemed to be an Affiliate of the other.

“Allocable Expenses” shall mean those Practice Expenses which are attributable in part to both Technical Expenses and Professional Expenses, and which shall be allocated as provided in Exhibit 1.1 attached hereto.

“CMS” shall mean The Centers for Medicare and Medicaid Services or any successor or its predecessor, the Health Care Financing Administration.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential and Proprietary Information” shall have the meaning set forth in Section 6.1(d).

“Deposit Account” shall mean the bank account established for the Group to deposit any and all payments intended for the payment of global fees, professional fees and technical fees related to the Practice.

“ERISA” shall have the meaning set forth in Section 4.9.

“Excluded Practice Expenses” shall mean, as determined pursuant to GAAP applied on a consistent basis: (i) any salaries, benefits, payroll taxes, or other distributions made to Group Physician Stockholders, Physician Employees and Physician Extender Employees; (ii) any federal, state or other income taxes applicable to the Group; (iii) all professional related expenses of the physicians, including but not limited to, professional meetings, seminars, dues and subscriptions (other than such seminars or meetings that Administrator or Parent requests or requires that any Physician Employees or Physician Extender Employees attend); (iv) all costs and expenses associated with the performance of professional services to or for the benefit of the Group by legal, accounting, investment, financial or other advisors specifically retained by the Group including, without limitation, all such costs and expenses incurred by the Group in connection with the Acquisition; and (v) such other professional expenses incurred by the Practice which are not Practice Expenses or Administrator Expenses.

“Facility Charges” shall have the meaning set forth in Section 3.2(b)(i).

“Fair Market Value” shall mean as to any asset, the fair market value of such asset as mutually determined by an Independent Financial Expert selected by Administrator and an Independent Financial Expert selected by the Group, provided further that in the event that the Independent Financial Experts selected by Administrator and the Group cannot agree on the Fair Market Value within ninety (90) days prior to the Purchase Closing then the two (2) Independent Financial Experts shall mutually select a third Independent Financial Expert to determine the Fair Market Value which determination shall be binding on the parties hereto. Each such Independent Financial Expert may use any customary and generally accepted method of determining fair market values, and shall take into account the effect of any liabilities, liens, claims or encumbrances that may reasonably be expected to have an effect on the Fair Market Value. The cost of any Independent Financial Experts retained by any person hereunder shall be paid one-half by Administrator and one-half by the Group.

“Full-time Physician Employee” shall mean any Physician Employee who would be eligible to participate in any qualified employee benefit plan of the Group.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and Securities and Exchange Commission or their respective successors.

“Group Account” shall mean the bank account established by the Group solely for the benefit of the Group and into which Administrator shall deposit the residual amounts to which the Group is entitled following the application of the priority of payments set forth in Section 7.6 below.

“Group Physician Stockholders” shall mean those Physician Employees and Physician Extender Employees who own an interest, directly or indirectly, in the equity capital of the Group.

“IDTF” shall mean an independent diagnostic testing facility as defined by CMS and the regulations promulgated thereunder.

“Independent Financial Expert” shall mean any nationally-recognized accounting or investment banking firm regularly engaged in the business of evaluating assets of medical practices and associated businesses which (i) does not (and whose directors, officers, employees, Affiliates or stockholders do not) have a material direct or indirect financial interest in Administrator, Parent or any of their Affiliates or in the Group or any of its Affiliates, (ii) has not been, and at the time it is called upon to give independent financial advice to the parties hereto is not (and none of whose directors, officers, employees, Affiliates or stockholders is) a promoter, director or officer of Administrator, Parent or any of their Affiliates or of the Group or any of their Affiliates, and (iii) has not been retained to render advice, service or an opinion to Administrator, Parent or the Group or any of their Affiliates within the past five-year period except as an Independent Financial Expert for purposes of this Agreement. Notwithstanding the preceding, prior retention of any accounting or investment banking firm by Administrator, Parent or the Group or any of their Affiliates shall not disqualify such firm from serving as an Independent Financial Expert pursuant to this Agreement; provided, that (i) such firm was retained solely to evaluate the fair market value of assets of other medical practices and (ii) the individuals providing services to Independent Financial Expert are not the same as those previously rendering services and such firm establishes appropriate procedures to prevent disclosure of any confidential information. Any individual performing services on behalf of an Independent Financial Expert shall have at least five (5) years of experience in evaluating the fair market value of assets of medical practices and associated businesses.

“IRS” shall mean the Internal Revenue Service.

“Joint Planning Board” shall mean the joint board described in, and established pursuant to, Section 5.1.

“Managed Care Contracts” shall mean all contracts and relationships with Managed Care Payors.

“Managed Care Payors” shall mean all managed care, institutional health care providers, health maintenance organizations, preferred provider organizations, Medicare, Medicaid, insurance companies and other similar persons or entities who contract for the professional medical services or for the provision of facilities or equipment at the Practice Sites.

“Parent” shall have the meaning set forth in the first paragraph hereof.

“Parent Common Stock” shall mean the common stock, $.0001 par value per share, of Parent.

“Payment Date” shall have the meaning set forth in Section 7.2.

“Personal Property” shall have the meaning set forth in Section 3.3(b).

“Physician Employee Employment Agreements” shall mean the employment agreements entered into between the Group and each Physician Employee.

“Physician Employees” shall mean those individuals who are physicians employed by the Group, or by shareholders, members or partners of the Group, or who are otherwise under contract or associated with the Group from time to time to provide professional medical services to patients of the Practice.

“Physician Extender Employees” shall mean those individuals who are employed by or otherwise under contract or associated with the Practice from time to time such as advanced practice nurses (APNs), physician assistants (PAs), or any other position that generates a professional charge.

“Practice” shall mean all business operations conducted by the Group and shall include, without limitation, (i) the Technical Operations and (ii) the Professional Operations.

“Practice Expenses” shall mean, as determined pursuant to GAAP applied on a consistent basis, all operating and non-operating expenses of the Group, Administrator and/or Parent or their Affiliates (including, without limitation, Allocable Expenses), on an accrual basis and without markup, incurred in connection with the management, administration or operation of the Professional Operations and the Technical Operations. Provided, however, that, notwithstanding anything contained herein to the contrary, (i) Administrator Expenses and Excluded Practice Expenses shall not be included in Practice Expenses, and (ii) only expenses incurred by Administrator and/or Parent with respect to the provision of non-medical business services relating to the operation of the Practice shall be deemed Practice Expenses. It is the intent of the parties not to include the corporate overhead charges of Administrator in the definition of Practice Expenses.

“Practice Related Liabilities” shall have the meaning set forth in Section 10.6(b).

“Practice Site(s)” shall mean any facilities, including satellite locations at which the Group provides care to patients.

“Premises” shall mean the premises provided to the Practice pursuant to Section 3.3(a).

“Professional Expenses” shall mean all operating and non-operating Practice Expenses, determined on an accrual basis and without mark-up, incurred by Administrator and/or Parent or their Affiliates to the extent incurred in connection with the Professional Operations including, without limitation: (i) salaries, benefits and other direct costs of employees of Administrator who perform services for the Professional Operations; (ii) direct costs of all employees of Administrator engaged to provide services to improve performance of the Professional Operations; (iii) leases for assets utilized for the benefit of the Professional Operations; (iv) personal and property taxes assessed against Administrator’s assets utilized for the benefit of Professional Operations; (v) interest on indebtedness assumed by Administrator as a result of the Acquisition, or incurred by Administrator to finance or refinance such indebtedness, and/or in connection with making advances and capital available to the Practice, in each case, for the benefit of the Professional Operations; (vi) any provider tax assessed against the Professional Operations and any sales and use tax related to the Professional Operations; (vii) direct expenses of requisite and obligatory professional licensing and insurance costs related to the Professional Operations; (viii) any amortization of any intangible asset set forth on Parent’s, Administrator’s or their applicable Affiliates’ financial statements (as applicable) used in connection with the Professional Operations; (ix) any depreciation of assets to the extent used in connection with the Professional Operations; and (x) other expenses incurred by Administrator in providing services for the direct benefit of the Professional Operations; provided, however, that Administrator Expenses, Excluded Practice Expenses and Technical Expenses shall not be included in Professional Expenses. Subparagraphs (v), (viii) and (ix) shall not include borrowings or intangible assets incurred by Parent or Administrator in connection with the Acquisitions.

“Professional Operations” shall mean all business and operations conducted by the Group including, without limitation, the provision of professional medical services to patients by Physician Employees and Physician Extender Employees at any Practice Site, but specifically excluding Technical Operations.

“Professional Revenues” for any month shall mean all fees and income of the Practice, calculated on an accrual basis, as determined pursuant to GAAP applied on a consistent basis, recorded each month (net of Adjustments) by or on behalf of the Practice, generated by the Professional Operations including, but not limited to, any fees generated by Physician Employees and Physician Extender Employees in their professional capacity such as medical director fees, consulting fees, and fees for expert testimony, but excluding any income derived by any such Physician Employee from any outside medical activity or related source not required to be assigned to the Group or the Practice as described in Section 6.2 hereof. Global-fee Practice revenues shall be allocated between Professional Revenues and Technical Revenues based upon the RVUs. To the extent RVUs or similar measures are no longer established by CMS, global-fee Practice revenues shall be allocated between Professional Revenues and Technical Revenues based upon the last available RVU allocation percentages on a modality-by-modality basis.

“Purchase Assets” shall have the meaning set forth in Section 10.6(a).

“Purchase Closing” shall have the meaning set forth in Section 10.7.

“Purchase Price” shall have the meaning set forth in Section 10.6(c).

“Restrictive Covenants” shall have the meaning set forth in Section 6.2.

“RGX Group” shall mean Administrator, Parent and their Affiliates and all professional associations or corporations or other entities to which Administrator, Parent or their Affiliates provide management services.

“RVUs” shall mean the relative value units in effect from time to time as established by CMS.

“Security Agreement” shall have the meaning set forth in Section 7.4.

“Stockholder Employment Agreements” shall mean the employment agreements entered into between the Group and each Group Physician Stockholder.

“Tax Returns” shall include all federal, state, local, franchise, property and other tax returns.

“Technical Employees” shall mean those persons who are employed or otherwise under contract as employees of the Technical Operations from time to time including, without limitation, technologists who provide services in the diagnostic or therapeutic areas of the Practice.

“Technical Expenses” shall mean all operating and non-operating expenses, determined on an accrual basis and without mark-up, incurred by Administrator and/or Parent or their Affiliates to the extent incurred in connection with the Technical Operations including, without limitation: (i) salaries, benefits and other direct costs of employees of Administrator who perform services for the Technical Operations, and all salaries and benefits of Technical Employees; (ii) direct costs of all employees of Administrator engaged to provide services to improve performance of the Technical Operations; (iii) leases for assets utilized for the benefit of the Technical Operations; (iv) personal and property taxes assessed against Administrator’s assets utilized for the benefit of the Technical Operations; (v) interest on indebtedness incurred by Administrator in connection with making advances and capital available to the Technical Operations; (vi) any provider tax assessed against the Technical Operations and any sales and use tax related to the Technical Operations; (vii) direct expenses of requisite and obligatory licensing and insurance costs related to the Technical Operations; (viii) any amortization of any intangible asset set forth on Parent’s, Administrator’s or their applicable Affiliates’ financial statements (as applicable) to the extent used in connection with the Technical Operations; (ix) any depreciation of assets to the extent used in connection with the Technical Operations; and (x) other expenses incurred by Administrator in providing services for the direct benefit of the Technical Operations; provided, however, that Administrator Expenses, Professional Expenses and Excluded Practice Expenses shall not be included in Technical Expenses.

“Technical Operations” shall mean outpatient imaging centers and/or radiation oncology centers, hospital radiology departments, mobile imaging services or any other operations utilizing facilities or equipment owned or managed by Administrator, Parent or any of their Affiliates, or in which Administrator, Parent or any of their Affiliates hold or own an ownership or equity interest in, and which generate Technical Revenues.

“Technical Revenues” shall mean all fees and income of the Practice, calculated on an accrual basis, as determined pursuant to GAAP applied on a consistent basis, that are recorded each month (net of Adjustments) by or on behalf of the Practice, for the use of Administrator’s facilities and equipment, net of any Professional Revenues. Global-fee Practice revenues shall be allocated between Professional Revenues and Technical Revenues based upon RVUs. To the extent RVUs or similar measures are no longer established by CMS, global-fee Practice revenues shall be allocated between Professional Revenues and Technical Revenues based upon the last available RVU allocation percentages on a modality-by-modality basis.

“Termination Date” shall have the meaning set forth in Section 10.5.

“Termination Notice” shall have the meaning set forth in Section 10.5(a).

ARTICLE II

Relationship of the Parties

Section 2.1 Independent Contractors. The Group and Administrator intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties. Administrator and the Group agree that the Group shall retain the exclusive authority to direct the medical, professional, and ethical aspects of its medical practice. Administrator shall neither exercise control or direction over the medical methods, procedures or decisions nor interfere with the physician-patient relationships of the Group, which shall be maintained strictly between the physicians of the Group, Physician Employees and/or Physician Extender Employees and their patients.

Section 2.2 Practice of Medicine. The parties hereto acknowledge that neither Administrator nor Parent is authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine and that nothing herein shall be construed as the practice of medicine by Administrator or Parent. To the extent any act or service required of Administrator is construed or deemed to constitute the practice of medicine, Administrator is released from any obligation to provide, and the Group shall be deemed not to have requested Administrator to provide, such act or service without otherwise affecting the other terms of this Agreement.

Section 2.3 No Payment or Other Compensation for Referrals. The parties hereby agree that the benefits to the Group hereunder do not require, are not payment or compensation in cash or in kind for, and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by Administrator or any of its Affiliates to any of the Group’s patients in any facility controlled, managed or operated by Administrator.

Section 2.4 Group’s Internal Matters. The Group shall be solely responsible for matters involving its corporate governance, employees and similar internal matters, including, but not limited to, preparation and contents of such reports to regulatory authorities governing the Professional Operations that the Group is required by law to provide, and distribution of salaries and professional fee income among the Group Physician Stockholders, Physician Employees and Physician Extender Employees. Administrator shall assist the Group, where necessary and appropriate, by providing the information and data to be included in such reports.

ARTICLE III

Services to be Provided by Administrator

Section 3.1 General.

(a) Scope of Services Provided. Administrator shall provide or arrange for the services set forth in this Article III, and the costs, fees, expenses and other disbursements incurred by Administrator or Parent in connection therewith shall be included in Practice Expenses, except to the extent such costs, fees or expenses are expressly included in Excluded Practice Expenses or Administrator Expenses. Administrator is authorized to perform its services hereunder as is necessary or appropriate for the efficient operation of the Practice, including, without limitation, performance of some of the business office functions at locations other than the Practice. Except to the extent necessary to comply with applicable laws, regulations or professional ethical standards, the Group will not act in a manner which would prevent Administrator from performing its duties hereunder and will provide such information and assistance to Administrator as is reasonably required by Administrator to perform its services hereunder. Administrator shall cause its employees, to comply with all applicable federal, state and local laws, rules and regulations in Administrator’s provision of services hereunder.

(b) Alternative Management Arrangements.

(i) If Administrator fails to perform, provide or arrange for the services set forth in this Article III in a manner reasonably consistent with commercially available services offered by third party providers of physician practice management services of the type and scope offered by Administrator, then the Group shall provide written notice of such event to Administrator, Parent or their Affiliates, including reasonable evidence of such commercially available services. Administrator shall deliver to the Group within thirty (30) days after receipt by Administrator of such written notice a written plan detailing the methods and procedures Administrator, Parent or their Affiliates shall utilize to restore the level of service contemplated by this Agreement. In the event Administrator fails to restore the level of service contemplated by this Agreement in accordance with such plan submitted or in any event within ninety (90) days, the Group shall be entitled to reimbursement by Administrator for the reasonable costs and expenses of obtaining such service on a temporary basis until such time Administrator demonstrates its ability to perform such service at the level contemplated by this Agreement. Nothing contained in this Section 3.1(b)(i) shall be construed to limit the Group’s ability to provide notice of a Material Administrator Default pursuant to Section 10.3(b) of this Agreement.

(ii) If Administrator is unable to perform or is released from performing any service which is required of Administrator because such service is construed or deemed to constitute the practice of medicine, Administrator shall deliver to the Group notice of such an event. The Group shall be entitled to reimbursement by Administrator for the reasonable costs and expenses of obtaining such services until such time Administrator is able to perform or provide such service in accordance with applicable law.

Section 3.2 General Administrative Services.

(a) Exclusive Management Services; Scope of Services. The Group hereby engages Administrator to serve as its exclusive manager and administrator of non-medical business services relating to the operation of the Practice, subject to matters reserved for the Group or referred to the Joint Planning Board as herein contemplated, and Administrator shall have all necessary authority and hereby agrees to perform such services. The Group agrees that the purpose and intent of this Agreement is to relieve the Group to the maximum extent possible of the administrative, accounting, purchasing, non-physician personnel and other non-medical business aspects of the Practice. Administrator agrees that the Group, Physician Employees and Physician Extender Employees, and only the Group, Physician Employees and Physician Extender Employees, will perform the professional medical functions of the Practice. Administrator shall have no authority, directly or indirectly, to perform, and shall not perform, any professional medical function. Administrator may, however, advise the Group as to the relationship between the Group’s performance of professional medical functions and the overall administrative and business functions of the Practice to the extent permitted by applicable law.

(b) Billing and Collection.

(i) To the extent permitted by law and at Administrator’s sole discretion, Administrator shall directly bill and collect from patients, insurance companies, Managed Care Payors and other third-party payors for professional supervision and interpretation fee charges and technical fee charges incurred in connection with services rendered at the Premises (the “Facility Charges”) both prior to and during the term of this Agreement. Administrator will deposit all collections from Facility Charges directly into the Administrator Account.

(ii) To the extent required by law, if Administrator does not directly bill and collect Facility Charges pursuant to Section 3.2(b)(i) above, and during any transition period while Administrator is obtaining IDTF status at a particular Practice Site, Administrator shall, in the name of and on behalf of the Group, bill patients, insurance companies, Managed Care Payors, and other third-party payors and collect all fees for services rendered in connection with the Practice at the Premises or any Practice Site(s) (including all fees generated by both the Technical Operations and the Professional Operations), for services performed outside the Practice for its hospitalized patients, and for all other professional and Practice services, whether rendered prior to or during the term of this Agreement, except for the Facility Charges to the extent Administrator bills and collects such Facility Charges pursuant to Section 3.2(b)(i) above. Administrator will deposit all collections from this Section 3.2(b)(ii) directly into the Deposit Account. The Group hereby appoints Administrator for the term of this Agreement to be its true and lawful attorney-in-fact, for the following purposes:

(A) to bill patients, insurance companies, Managed Care Payors, and other third-party payors in the Group’s name and on its behalf;

(B) to collect accounts receivable resulting from such billing not otherwise purchased by Administrator (as provided for in Section 3.2(e) hereof) in the Group’s name and on its behalf;

(C) to receive payments on behalf of the Group from insurance companies, prepayments received from health care plans, Medicare, Medicaid, Managed Care Payors and all other third-party payors;

(D) to ensure the collection and receipt in Administrator’s name and for Administrator’s account of all accounts receivable of the Practice purchased by Administrator, and to deposit such collections into the Deposit Account;

(E) to take possession of and endorse in the name of the Group and deposit into the Deposit Account (and/or in the name of an individual physician, such payment intended for purpose of payment of professional fees related to the Practice) any notes, checks, money orders, insurance payments and other instruments received in payment of accounts receivable not otherwise purchased by Administrator; and

(F) upon the prior consent of the Group, which consent shall not be unreasonably withheld or delayed, to initiate the institution of legal proceedings in the name of the Group or a Physician Employee to collect any accounts and monies owed to the Group or the Physician Employee, to enforce the rights of the Group or the Physician Employee, as the case may be, as creditor under any contract or in connection with the rendering of any service, and to contest adjustments and denials by governmental agencies (or their fiscal intermediaries) as third-party payors.

(iii) The Group hereby appoints Administrator as its true and lawful attorney-in-fact to deposit into the Deposit Account all Professional Revenues and Technical Revenues collected by Administrator as provided for in this Section 3.2(b). The Group covenants, and shall cause all Physician Employees and Physician Extender Employees to covenant, to forward any payments received with respect to any Professional Revenues or Technical Revenues generated for services provided by the Group or any of its Physician Employees and Physician Extender Employees to Administrator for deposit. Administrator shall have the right to withdraw funds from the Deposit Account and all owners of the Deposit Account shall execute a revocable standing transfer order (the “Transfer Order”) under which the bank maintaining the Deposit Account shall periodically transfer the entire balance of the Deposit Account to a separate bank account owned solely by Administrator (the “Administrator Account”). The Group and Administrator hereby agree to execute from time to time such documents and instructions as shall be required by the bank maintaining the Deposit Account and mutually agreed upon to effectuate the foregoing provisions and to extend or amend such documents and instructions. Any action by the Group that materially interferes with the operation of this Section, including but not limited to, any failure to deposit or to have Administrator deposit any Professional Revenues and/or Technical Revenues (other than the collections related to the Facility Charges) into the Deposit Account, any withdrawal of any funds from the Deposit Account not authorized by the express terms of this Agreement or any other written agreement executed by each of the parties, or any revocation of or attempt to revoke the Transfer Order (otherwise than upon expiration or termination of this Agreement), will constitute a breach of this Agreement and will entitle Administrator, in addition to any other remedies it may have at law or in equity, to seek a court ordered assignment of the rights provided to Administrator pursuant to subparagraph (i) above.

(iv) All monies collected pursuant to Section 3.2(b)(ii) shall be accounted for by Administrator as being distinctly attributable to the Group.

(v) The Group may perform the functions or exercise the rights set forth in this Section 3.2(b) only with the prior written consent of Administrator. The Group shall execute such documents in form and substance as approved by Administrator and its legal counsel to permit Administrator to exercise the rights and powers granted to Administrator pursuant to this Section 3.2(b). The Group shall cooperate with, and at the request of Administrator shall provide reasonable assistance to, Administrator with the functions set forth herein. In the performance of the services described in this Section 3.2(b), Administrator shall use commercially reasonable efforts to collect the payments billed on behalf of the Group pursuant to Section 3.2(b)(ii), and shall comply with all applicable Managed Care Contracts and all applicable laws, rules and regulations.

(c) Accounting. Administrator shall administer and maintain the operation of an appropriate accounting system with respect to the operation of the Practice, and Administrator shall perform all bookkeeping and accounting services necessary or appropriate for the efficient operation of the Practice, including the maintenance, custody and supervision of business records, ledgers and reports; the establishment, administration and implementation of accounting procedures, controls and systems; and implementation and management of computer-based management information systems. The Group and its authorized representatives shall have the right to review all financial books and records maintained by Administrator relating to the operation of the Practice and to the cash management transfer and uses contemplated by Section 3.2(d) hereof. Such information shall be provided by Administrator to the Group in any media reasonably requested upon reimbursement of Administrator’s actual cost.

(d) Cash Management. Administrator shall manage the cash and cash equivalents of the Group and Administrator shall be entitled (and is hereby authorized) to transfer such cash to the account of Administrator and to use such cash for purposes as Administrator deems appropriate, subject to and consistent with the terms and provisions of this Agreement.

(e) Purchase of Accounts Receivable and Right of Offset. Effective each business day of the month and subject to applicable law, Administrator shall purchase all accounts receivable of the Group arising during the day or days just ended and shall make payment to Group therefore or offset, without further notice or authorization, sums owed Administrator by Group as the parties have agreed herein. The purchase price shall be an amount equal to the aggregate face amount of the accounts receivable being sold less contractual adjustments and estimated allowances for bad debt as determined from time to time based on recent historical collection experience of one year or less. Administrator shall make appropriate adjustments for bad debt and contractual allowances following the close of each fiscal quarter of the Administrator.

(f) Obligations of Administrator. Administrator shall supply to the Group all ordinary, necessary or appropriate services for the efficient operation of the Practice, including without limitation, clerical, accounting, purchasing, payroll, legal, bookkeeping and computer services, information management, preparation of Tax Returns, printing, postage and duplication services and medical transcribing services; provided, however, that the Group may elect to prepare its own Tax Returns, in which case, the cost of preparing such Tax Returns in excess of $2,500 per annum shall be included in Excluded Practice Expenses. Administrator shall prepare monthly unaudited accrual or cash-basis (as designated by the Group) financial statements for the Group containing a balance sheet, income statement and monthly operational reports which detail payments, charges and accounts receivable statistics, monthly reconciliation reports on cash management and any other financial reports reasonably requested by a member of the Joint Planning Board designated by the Group, which shall be delivered to the Group as soon as practicable, but no later than thirty (30) days after the end of each calendar month. The Group may elect to have an audit conducted with respect to such financial statements by an accounting firm selected by Group in its sole discretion, in which case the cost of such audit shall be included in Excluded Practice Expenses unless such audit discloses a material discrepancy, equal to or greater than ten percent (10%) of the residual amount to which the Group is entitled following application of the priority of payment set forth in Section 7.6 below in which case the cost shall be an Administrator Expense.

(g) Records and Files.

(i) Administrator’s Business and Financial Records. At all times during and after the term of this Agreement, including any extensions or renewals hereof, all business records, including but not limited to, business agreements, books of account, personnel records, general administrative records and all information generated under or contained in the management information system pertaining to Administrator’s obligations hereunder, and other business information of Administrator of any kind or nature, except for patient medical records and the Group’s Records (as defined in subparagraph (ii) below), shall be and remain the sole property of Administrator; provided that during and after termination of this Agreement, the Group shall be entitled to reasonable access to such records and information, including the right to obtain copies thereof in any media reasonably requested by the Group, for any purpose related to patient care or the defense of any claim relating to patient care or the business of Administrator or the Group or to the relationships of the parties hereto, and the Administrator agrees to safeguard such records in the state of Florida (unless the Group shall consent to the transfer of such records to another state, which consent shall not be unreasonably withheld) for such period as may be required by applicable federal or state law following termination of this Agreement, but in no event less than six (6) years. Administrator hereby agrees to preserve the confidentiality of such patient medical records and to use the information in such records only for the limited purposes necessary to perform management services and, within the limits of its responsibilities hereunder, to ensure that provision is made for appropriate care for patients of the Practice.

(ii) The Practice’s Business and Financial Records. At all times during and after the term of this Agreement, the business agreements, financial, operational, corporate and personnel records and information relating exclusively to the business and activities of the Group and patient medical records and charts (hereinafter referred to as the “Group’s Records”) shall be and remain the sole property of the Group; provided, however, that the patient medical records and charts located at any Practice Site that has obtained IDTF status shall be deemed to be the sole property of Administrator and shall be subject to Section 3.2(g)(i) above.

(iii) Access to Records. At all times during and after the term of this Agreement, each party and its authorized agents shall be entitled, upon request and with reasonable advance notice, to obtain access (within not more than 30 days following receipt of such notice by the other party or parties) to all records of the other party directly related to the performance of such party’s obligations pursuant to this Agreement; provided, however, that such right shall not allow for access to patient, medical and other records that must be kept confidential as required by law. Either party, at its expense, shall have the right to make copies in any media of any records to which it has access pursuant to this subparagraph (iii).

(iv) Compliance with Law. The management of all files and records by Administrator and the Group shall comply with all applicable federal, state and local statutes and regulations.

(h) Collections. Subject to the consent requirement contained in Section 3.2(b)(i)(F), Administrator shall take such action as is reasonably or lawfully necessary in the name of and on behalf of the Group to collect fees and pay in a timely manner on behalf of Group all Practice Expenses, except as otherwise agreed between Administrator and the Group.

Section 3.3 Facilities.

(a) Premises. Administrator shall make available to the Group the Premises that are described in Exhibit 3.3(a) attached hereto and such other improvements made by Administrator or Parent for the use of the Group hereunder. The Premises shall be subject to such expansion or reduction as reviewed and approved by the Joint Planning Board. Administrator shall obtain for the Group all utilities reasonably required in connection with the use of the Premises and shall provide for the proper cleanliness of the Premises, including normal janitorial and maintenance services and refuse disposal, including medical waste. Administrator shall maintain the Premises in good condition and make or cause to be made all necessary repairs thereto.

(b) Personal Property. Administrator shall provide the Group with the use of the equipment, furniture, fixtures, furnishings and other personal property acquired in the Acquisition or any replacements thereto, together with such other equipment, furniture, fixtures, furnishings and other personal property necessary or appropriate for the efficient operation of the Practice acquired by Administrator or Parent (subject to review and approval of the Joint Planning Board) for the use of the Group pursuant to the terms hereof (collectively, the “Personal Property”). Administrator shall maintain the Personal Property in good condition and make or cause to be made all necessary repairs thereto.

(c) Expenses. All costs, fees, expenses and other disbursements incurred by Administrator, Parent or their Affiliates in connection with the Premises and the Personal Property, including, without limitation, all reasonably necessary costs of repairs, maintenance and improvements, utility expenses (i.e., telephone, electric, gas and water), janitorial services, refuse disposal, real or personal property lease cost payments and expenses, interest, refinancing expenses, depreciation, loss on disposition of assets, taxes and casualty, liability and other insurance, shall be included in Practice Expenses. To the extent the Premises or Personal Property are used in connection with the Professional Operations, the costs and expenses associated with such usage shall be allocated between Professional Expenses and Technical Expenses as approved by the Joint Planning Board.

(d) Disposition. Subject to provisions contained in existing agreements to which Administrator or Parent is or becomes a party and, where necessary and appropriate for the efficient operation of the Practice, nothing herein shall be construed as precluding Administrator or Parent from selling, leasing or otherwise disposing of all or any part of the Premises, Personal Property, real property, improvements, trade names, trademarks and other intangible property; provided, however, any such sale, lease or disposition shall be subject to the prior review and approval of the Joint Planning Board and shall not eliminate or diminish Administrator’s obligations hereunder.

(e) No Warranties or Representations. The Group acknowledges that Administrator makes no warranties or representations, express or implied, as to the fitness, suitability or adequacy of the Premises or the Personal Property, or any other property furnished under this Agreement, for the conduct of a medical practice or for any other particular purpose.

Section 3.4 Acquisition and Assistance.

(a) Employment of Physicians. Subject to consultation with the Joint Planning Board, in the event a decision is made by the Group to employ additional physicians, if requested by the Group, Administrator will assist the Group in the identification and selection of physicians or physician groups or practices that may be beneficial in the operation of the Practice. Subject to consultation with the Joint Planning Board, in the event that a decision is made by the Group to pursue the employment of selected physicians, if requested by the Group, Administrator will provide recruiting, consulting, negotiating and other advisory services in connection with such transaction. Notwithstanding the preceding, as set forth in and subject to the provisions of Section 4.1 hereof, the Group shall have complete control of and responsibility for the hiring of all Physician Employees and Physician Extender Employees.

(b) Acquisitions. In the event that the Group contemplates acquiring or affiliating with a physician group, practice or other entity, and such acquisition or affiliation involves the use or expenditure of Administrator’s and/or Parent’s cash or other resources including the assumption of any Practice Expenses or liabilities incurred or reasonably expected to be incurred as a result of such an acquisition or affiliation including, without limitation, capital and personnel (collectively, the “Resources”), then the Group shall first consult with the Joint Planning Board and Administrator, and any decision to make such affiliation or acquisition shall be subject to prior approval of Administrator, which decision of the Administrator shall be provided to the Group in a reasonable and timely manner following satisfactory review of the physician group, practice or other entity to be acquired or affiliated with and the terms and provisions of the proposed affiliation or acquisition and in any event within 30 days following notification of the proposed transaction and receipt of all necessary information related thereto. If such contemplated acquisition or affiliation does not involve the use or expenditure of any of Administrator’s and/or Parent’s Resources, then such decision shall be in the sole discretion of the Group. Notwithstanding any provision contained herein to the contrary, any person or entity with which the Group affiliates or acquires shall be subject to the terms and conditions of this Agreement. If a decision is made to proceed with any affiliation or acquisition of a physician group or practice, the Group may seek from Administrator, and Administrator shall provide the Group with, consulting, negotiation and other services including without limitation, legal, accounting and other professional advisory services in connection with such affiliation or acquisition which cost shall constitute an Administrator Expense; provided, however, that if the Group does not utilize the Resources, the transaction costs including legal, accounting or other advisory services of such affiliation or acquisition shall be the sole responsibility of the Group. In addition, the principal and interest on any indebtedness incurred by Administrator, Parent or any Affiliate to finance any acquisition hereunder shall not be charged to the Group.

Section 3.5 Financial Planning and Budgeting.

(a) Budgeting. Administrator shall collaborate with the Group and the Joint Planning Board in the preparation of all annual capital and operating budgets. These annual budgets shall be subject to the review, amendment and approval or disapproval of the Board of Directors of Parent or a committee designated by such Board of Directors. For purposes of developing the initial annual operating budget, the Joint Planning Board shall take into account the categories of expenses determined by Administrator and Joint Planning Board. The projected annual operating budget for each subsequent year shall be subject to the approval of the Joint Planning Board and shall reflect the Group’s anticipated staffing requirements for the next fiscal year, as well as other anticipated expenses of the Practice. For purposes of developing the annual capital budget, the Joint Planning Board will include budgeted amounts for any anticipated expansion of existing facilities, acquisition of new facilities, acquisition or upgrades of equipment, any practice asset acquisitions, and any other anticipated capital expenses of the Practice.

(b) Capital Expenditures. Subject to the terms contained herein, Administrator will make funds available for capital expenditures and improvements by Administrator on behalf of the Practice as follows:

(i) Budgeted Expenditures. All budgeted capital expenditures and improvement projects shall be subject to final review and approval by the Joint Planning Board prior to the making of any actual expenditure. Such review and approval shall be based on confirming that the assumption, facts and circumstances on which the decision to budget for such expenditure was based still support and justify the actual expenditures.

(ii) Non-Budgeted Expenditures. Requests for non-budgeted capital expenditures and improvement projects shall be evaluated and prepared by the Joint Planning Board in consultation with the Group and Administrator. All requests for non-budgeted capital expenditures and improvements at or for the benefit of the Practice in excess of either $50,000 individually or an aggregate amount equivalent to $2,500 multiplied by the number of Full-time Physician Employees employed at the time the capital budget for such Group for the applicable year is determined (provided, however, that such aggregate amount shall not exceed $100,000 for any calendar year) must be approved by the Board of Directors of Parent or by any committee specifically designated by the Board of Directors of Parent for such purposes.

(c) Capital Improvements and Expansion. Subject to Section 3.5(b), any site or Premises renovation, expansion or reduction plans and/or capital equipment expenditures with respect to the Practice shall be reviewed and approved by the Joint Planning Board and shall be based upon economic feasibility, productivity and then current market conditions in light of both the particular project and the Group as a whole.

Section 3.6 Personnel. Administrator shall provide non-physician professional support (other than Physician Extender Employees) including, without limitation, nurses, technologists, physicists and administrative, clerical, secretarial, bookkeeping and collection personnel as is reasonably necessary for the efficient conduct of the Practice’s operations. All such personnel shall be duly qualified by education or experience for their respective positions and shall possess all licenses which may be required by law. Such personnel shall be employees of Administrator, and Administrator shall determine and cause to be paid the salaries and benefits of all such personnel. Such personnel shall be supervised by and comply with the directions and orders of Administrator, except as otherwise required by applicable law. If the Group is dissatisfied with the services of any such personnel who provide services primarily for the Practice at the Premises, the Group shall consult with Administrator, and Administrator shall in good faith determine whether the performance of that employee could be brought to acceptable levels through counsel and assistance, or whether such employee should be considered for termination. If Administrator determines to retain such employee and the Group is still dissatisfied with the services provided by such employee after a reasonable period of time, Administrator shall either relocate such employee or otherwise cease to utilize such employee in providing services to the Practice hereunder. Administrator shall maintain established working relationships wherever possible and Administrator shall make every effort consistent with sound business practices to honor the specific requests of the Group with regard to the assignment of Administrator’s employees.

Section 3.7 Inventory and Supplies. Administrator shall order, purchase and provide to the Group on a timely basis inventory and supplies, and such other ordinary, necessary or appropriate materials which are requested by the Group and which the Group shall reasonably determine to be necessary in the operation of the Practice on the same terms commercially available to Administrator. Such inventory, supplies and other materials shall be included in Practice Expenses at their cost to Parent or Administrator, as the case may be.

Section 3.8 IDTF and Provider and Payor Relationships. Administrator shall have the sole right and authority to submit an application to obtain IDTF status from Medicare for any or all of the Premises, and the Group shall assist and cooperate with Administrator any such applications as may be requested by Administrator from time to time. The Administrator shall provide notice to the Group of the intent to submit an application to obtain IDTF status from Medicare for any or all of the Premises in the manner proscribed in Section 12.16. The Group shall have the right of first refusal to serve as the medical director at any Practice Site location where Administrator submits an application for and obtains IDTF status from Medicare, so long as this Agreement is in full force and effect and has not been terminated. Administrator shall be responsible, subject to appropriate consultations with Group from time to time, for negotiating, establishing and supervising all contracts and relationships (collectively, any national “Managed Care Contract”) with all managed care, institutional health care provider organizations, health maintenance organizations, preferred provider organizations, exclusive provider organizations, Medicare, Medicaid, insurance companies and other similar persons or entities (collectively, “Managed Care Payor”) related to the Professional Operations and the Technical Operations. If Administrator (or Parent) enters into any national Managed Care Contract with a Managed Care Payor covering all or a substantial portion of Administrator’s and Parent’s IDTF locations throughout the United States, then such national Managed Care Contract shall not include reimbursement rates for those Practice

Site locations where IDTF status is obtained in Florida that are less, in the aggregate, than the reimbursement rates paid to such Practice Site locations from such Managed Care Payor prior to the execution of the national Managed Care Contract. If a contract or relationship between any Managed Care Payor and the Group involves or affects a contract or relationship with any other physician group or practice serviced or managed by the Administrator, Parent or any of their Affiliates (the “Other Practices”) and a consensus among the Group and the Other practices can not be reached regarding a contract or relationship, then the ultimate decision as to the approval, disapproval, termination or amendment of such contract or relationship involving the Group, the Other Practices and such Managed Care Payor shall be determined by the affirmative vote of the Physician Board members (as defined below) who hold a majority of the Group Voting Power (as defined below). For the purposes of this Section 3.8, (i) the term “Physician Board Members” shall mean (a) those members appointed by the Group who serve on the Joint Planning Board and (b) those persons appointed by the Other Practices who serve on Other Practices’ joint boards (in a similar capacity to the Joint Planning Board) as part of their contractual relationship with Parent, Administrator or any of their Affiliates, and (ii) the term “Group Voting Power” shall mean the total voting percentage of votes able to be cast by any Group or Other Practice, as applicable, shall be equal to the quotient determined by dividing (x) the total estimated annual professional revenues to be generated by the Group from such Managed Care Contract as the total estimated annual professional revenues to be generated by the Group and all Other Practices from such Managed Care Contract as determined by the Administrator, Parent or their Affiliates, as appropriate, in its sole discretion.

Section 3.9 Quality Assurance. Subject to Article II, Administrator shall assist the Group in fulfilling its obligations to its patients to maintain a high quality of medical and professional services. Any expenses that are related to the overall maintenance of Administrator’s quality assurance program shall be included in Administrator Expenses; provided, however, that any expenses related to such program that are incurred for services provided solely for the direct benefit of the Practice shall be included in Practice Expenses.

Section 3.10 Other Consulting and Advisory Services. Administrator will provide such consulting and other advisory services as reasonably requested by the Group in all areas of the Group’s business functions, including, without limitation, financial planning, acquisition and expansion strategies, development of long-term business objectives and other related matters.

Section 3.11 Events Excusing Performance. In the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which Administrator has no control, Administrator shall not be liable to the Group for failure to perform any of the services required hereunder and the Group shall not have the right to terminate this Agreement pursuant to Section 10.3(b), for so long as such events continue and for a reasonable period of time thereafter; provided however that if such events continue and Administrator is not able to perform any material portion of the services required hereunder for a period of 120 consecutive days or more, either Administrator or Group may terminate this Agreement by written notice to the other.

ARTICLE IV

Obligations of the Group

Section 4.1 Employment of Physician Employees and Physician Extender Employees. Except as set forth in Article V, the Group shall have complete control of and responsibility for the hiring, compensation, supervision, training, evaluation and termination of its Physician Employees and Physician Extender Employees. Upon the reasonable prior written request of Administrator, the Group shall deliver to Administrator copies of all executed employment agreements with its Physician Employees and Physician Extender Employees or subcontractor agreements covering other physicians, as well as provide to Administrator copies of all renewals, extensions, modifications and replacements to such employment agreements. The Group shall ensure that no Physician Employee or Physician Extender Employee shall render any professional supervision or interpretation services for or on behalf of the Group at any Practice Site unless and until such Physician Employee or such Physician Extender Employee has executed a written employment agreement with the Group that contains a covenant not to compete, consistent with this Agreement, and which names Administrator as an intended third party beneficiary. The Group hereby acknowledges and agrees that each such employment agreement shall at all times be in compliance with all applicable terms and conditions contained in this Agreement. The Group shall conduct an appropriate and reasonable due diligence review in connection with the hiring of any physician or the acquisition of any physician group or practice. Although Administrator may provide payroll and other related services to the Group, the Group shall be solely responsible for the payment of such Physician Employees’ and Physician Extender Employees’ salaries and wages, payroll taxes and all other taxes now or hereafter applicable to their employment. The Group and its Physician Employees and Physician Extender Employees shall not have any claim under this Agreement or otherwise against Administrator or Parent for workers’ compensation, unemployment compensation or Social Security benefits, all of which shall be the sole responsibility of the Group. The Group shall only employ or contract with licensed physicians or other persons meeting applicable credentialing guidelines established by the Group after consultation with the Joint Planning Board. The Group shall cooperate in the obtaining and retaining of professional liability insurance by ensuring that its Physician Employees and Physician Extender Employees, and other employees who may have malpractice exposure or liability, are insurable and by participating in an ongoing risk management program.

Section 4.2 Professional Supervision and Interpretation Services. The Group shall provide professional supervision and interpretation services to its patients in compliance at all times with ethical standards, laws, rules and regulations applicable to the operations of the Practice, the Physician Employees and Physician Extender Employees. The Group shall ensure that each Physician Employee and each Physician Extender Employee has all required licenses, credentials, approvals or other certifications to perform his or her duties and services for the Practice and, in the event that the Group becomes aware of any disciplinary actions or medical malpractice actions initiated against any Physician Employee or Physician Extender Employee, the Group shall promptly inform Administrator of such action and the underlying facts and circumstances. If required by applicable law, any state or federal regulatory agency or any contractual obligations, the Group shall carry out a program to monitor the quality of medical care practiced at the Practice; provided, however, that the preceding language shall not limit the Group’s obligation to participate in or comply with any programs established by Administrator or Parent for purposes of ensuring that the Group complies with applicable law. The Group shall be responsible and obligated to employ and to provide at the Premises, a sufficient number of Physician Employees and Physician Extender Employees to render all professional supervision and interpretation services required at and on behalf of the Premises in accordance with customary medical standards and all applicable laws, including all laws relating to the billing and collection of such professional supervision and interpretation services.

Section 4.3 Medical Practice. The Group shall use and occupy the Premises exclusively for the practice of medicine and for providing other related services and products. Unless otherwise approved in writing in advance by Administrator, which approval shall not be unreasonably withheld or delayed, it is expressly acknowledged by the parties hereto that the professional medical practice or practices conducted at the Premises shall be conducted solely by Physician Employees, and, no other physician or medical practitioner shall be permitted to use or occupy the Premises; provided, however, if any test or procedure is required to be performed jointly with another physician who is not a Physician Employee or Physician Extender Employee, then such physician may use and occupy the Premises for purposes of performing such procedure or test so long as the Group receives usual and customary fees in connection with such procedure or test. The Group shall be solely and exclusively in control of all aspects of the practice of medicine and the delivery of medical services at the Group’s facilities and at such outpatient surgery centers, acute care hospitals and other facilities as the Group may deem appropriate from time to time. The rendition of all professional medical services, including, but not limited to, diagnosis, treatment, therapy, the prescription of medicine and drugs, and the supervision and preparation of medical reports shall be the sole responsibility of the Group. From time to time the Group, after consultation with the Joint Planning Board, will adopt and implement fee schedules for (i) non-prepaid patients which shall be reasonable in relation to fees generally being charged in the same or similar market areas and (ii) for all rebillings and recovery items on prepaid Managed Care Contracts which are authorized and permitted by such contracts. A copy of such agreements and any amendment thereto shall be provided to Administrator for review no later than thirty (30) days prior to the proposed effective date thereof. Notwithstanding anything in this Section 4.3 or this Agreement to the contrary, if Administrator reasonably determines that the professional interpretation and supervision services coverage by the Group through the Physician Employees and the Physician Extender Employees is inadequate, or if the Group fails to enforce, to the maximum extent permitted by Florida law, the restrictive covenants described in Section 6.2 below against any Physician Employee or Physician Extender Employee, Administrator shall have the right to submit a request to the Joint Planning Board to authorize additional professional supervision and interpretation services coverage for the Premises from the Group. Administrator’s request shall be made an agenda item and discussed at the following meeting of the Joint Planning Board, including a detailed discussion of why the professional interpretation and supervision services are inadequate. The Joint Planning Board, based upon the information available, shall make a determination of what constitutes adequate coverage at the Premises based upon such information and, the Group shall provide such the professional interpretation and supervision service coverage within thirty (30) days following the date the Joint Planning Board makes its determination. If the Group fails to do so, Administrator shall have the right to obtain additional or substitute professional interpretation and supervision services coverage for the Premises from any physician or other provider.

Section 4.4 Group’s Internal Matters. The Group shall be responsible for matters involving its corporate governance, employees and similar internal matters, including, but not limited to, preparation and contents of such reports to regulatory authorities governing the Group that the Group is required by law to provide, distribution of professional fee income among the Group Physician Stockholders, disposition of the Group’s property and stock (subject to any restrictions contained herein), hiring and firing of its employees, licensing and implementing all compliance plans and procedures as described in Section 4.6. Except for the expenses attributable to the distribution of professional fee income among the Group Physician Stockholders, which will be included in Excluded Practice Expenses, the costs incurred in connection with the foregoing matters shall be Practice Expenses.

Section 4.5 Name. Administrator agrees that the Group shall be entitled to use on a non-exclusive and non-transferable basis for the term of this Agreement the names set forth on Exhibit 4.5 as may be necessary or appropriate in the performance of the Group’s services and obligations hereunder.

Section 4.6 Compliance with Laws. The Group shall, and shall use its reasonable efforts to cause the Physician Employees, Physician Extender Employees and other employees of the Group to, comply with all applicable federal, state and local laws, rules, regulations and restrictions in the conduct of the Practice’s business. Without limiting the generality of the foregoing, the Group shall comply and shall cause each Physician Employee, Physician Extender Employee and other employee of the Group to comply, with all laws applicable to the operation of the Practice in the generation, transportation, treatment, storage, disposal or other handling of radioactive, medical, biological or hazardous materials or waste, and the Group shall not, and shall use its reasonable efforts to prohibit any Physician Employee, Physician Extender Employee and any employee of the Group from:

(a) entering into any contract, lease, agreement or arrangement, including, but not limited to, any joint venture or consulting agreement, to provide services, lease space, lease equipment or engage in any other venture or activity with any physician, hospital, pharmacy, home health agency or other person or entity which is in a position to make or influence referrals to, or otherwise generate business for, the Practice, if such transaction is in violation of any applicable law, rule or regulation;

(b) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment from a Managed Care Payor or any other Payor;

(c) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment from a Managed Care Payor or any other Payor;

(d) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

(e) knowingly and willfully paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid; and

(f) referring a patient for health services or products to or providing health services to a patient upon a referral from an entity or person with which the physician or an immediate family member has a financial relationship, other than as permitted by exceptions set forth in federal or state anti-referral laws or regulations; and

(g) undertaking any action that is not in accord with the regulatory compliance plans, policies and manuals developed by or in conjunction with Administrator.

Section 4.7 Ancillary Services. Except as set forth in Section 3.4(b), the Group shall not acquire, establish or commence the operation of any satellite location, medical office, imaging center, health maintenance organization, preferred provider organization, exclusive provider organization or similar entity or organization established or operated by the Group after the effective date of the Original Agreement without the prior written consent of Administrator.

Section 4.8 Premises and Personal Property. The Group shall use its best efforts to prevent damage, excessive wear and tear, and malfunction or other breakdown of the Premises and Personal Property or any part thereof by the Physician Employees and Physician Extender Employees or other employees of the Group. The Group shall promptly inform Administrator both orally and in writing of any and all necessary replacements, repairs or maintenance to any of the Premises or Personal Property and any failures of equipment of which it becomes aware. The Group shall comply with all covenants and provisions set forth in any leases or subleases for the Premises entered into or assumed by Administrator and Administrator agrees to make available to the Group copies of all such leases to the Group.

Section 4.9 Practice Employee Benefit Plans. The Group shall not enter into or offer to any Physician Employee or other employee of the Group or Administrator any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) without the express written consent of Administrator, which consent shall not be unreasonably withheld.

Section 4.10 Events Excusing Performance. In the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which the Group has no control, the Group shall not be liable to Administrator, Parent or their Affiliates for failure to perform any of its obligations required hereunder as may be materially restricted by any such event and Administrator shall not have the right to terminate this Agreement pursuant to Section 10.4(a), for so long as such events continue and for a reasonable period of time thereafter; provided however that if such events continue and the Group is not able to perform any material portion of its obligations required hereunder for a period of 120 consecutive days or more, either the Group or Administrator may terminate this Agreement by written notice to the other.

ARTICLE V

Joint Planning Board

Section 5.1 Formation and Operation of the Joint Planning Board.

(a) The parties hereto shall establish the Joint Planning Board which shall be responsible for developing long-term strategic planning objectives and management policies for the overall operation of the Practice and shall facilitate communication and interaction between Administrator and the Practice. The Joint Planning Board shall consist of no less than three (3) or more than six (6) members. Administrator shall designate, in its sole discretion, two (2) members of the Joint Planning Board, who shall serve at the pleasure of Administrator and who may be removed or replaced by Administrator at any time. The Group shall designate, in its sole discretion, no less than one (1) or more than four (4) members of the Joint Planning Board, who shall serve at the pleasure of the Group and who may be removed and replaced by the Group at any time. Each member appointed by Administrator shall be entitled to one (1) vote per member, and each member appointed by the Group shall be entitled to that number of votes equal to the quotient determined by dividing (x) two (2) votes by (y) the number of members designated by the Group to the Joint Planning Board. The act of the members holding a majority of the voting power of the Joint Planning Board shall be the act of the Joint Planning Board.

(b) Each member of the Joint Planning Board shall have the right to vote on every matter either in person, by telephone, by written consent or by one or more agents, who are also members of the Joint Planning Board, authorized by a written proxy signed by the member and filed with the Joint Planning Board. A proxy shall state that it either shall be voted for or against a specific matter or matters identified in the proxy or shall be voted identically to the vote of the agent specified in the proxy on any and all matters that may come before and be voted on by the Joint Planning Board. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the member executing it, before the vote pursuant to that proxy, by a writing delivered to the Joint Planning Board stating that the proxy is revoked, or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the member executing the proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Joint Planning Board before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy, unless otherwise provided in the proxy.

Section 5.2 Duties and Responsibilities of the Joint Planning Board. The Joint Planning Board shall advise the Group on the following matters:

(a) Capital Improvements and Expansion. Subject to Section 3.5(b), any site or Premises renovation, expansion or reduction plans and/or capital equipment expenditures with respect to the Practice shall be reviewed and approved by the Joint Planning Board and shall be based upon economic feasibility, productivity and then current market conditions in light of both the particular project and the Group as a whole.

(b) Annual Budgets. The Joint Planning Board shall collaborate with Administrator on all annual capital and operating budgets prepared by Administrator, as set forth in Section 3.5(b) and after the annual capital and operating budgets have been approved as provided in Section 3.5(b), no substantial changes may be made in such budgets without the approval of the Joint Planning Board. For purposes of this Section 5.2, substantial means any change individually or in the aggregate which would result in a change in excess of five percent (5%) to the annual capital or operating budgets.

(c) Advertising. The Joint Planning Board shall consult with Administrator on all local advertising and other marketing of the services performed by or for the Group.

(d) Patient Fees. As a part of the annual operating budget, in consultation with and upon recommendation of the Joint Planning Board, the Group shall review and adopt the fee schedule for all professional services rendered by the Practice.

(e) Ancillary Services and Fees. The Joint Planning Board shall approve Practice-provided non-medical ancillary services (including, without limitation, fees for technical services which do not generate Professional Revenues) based upon the pricing, access to, and quality of such services and shall review and adopt the fee schedule for all ancillary services.

(f) Provider and Payor Relationships. Decisions regarding the establishment or maintenance of relationships with institutional health care providers and payors shall be approved by the Group after consultation with the Joint Planning Board.

(g) Strategic Planning. The Joint Planning Board shall develop a plan which depicts the strategic direction of the Practice, as updated from time to time. Such plan will, among other things, identify opportunities, objectives, and the resources required to effect such plan.

(h) Capital Expenditures. The Joint Planning Board shall determine the priority of capital expenditures in accordance with Section 3.5(b) hereof.

(i) Provider Hiring. The Joint Planning Board shall consult with the Group to recommend the number and type of Physician Employees and Physician Extender Employees required for the efficient operation of the Practice.

(j) Non-Physician Personnel. The Joint Planning Board shall consult with Administrator to recommend the number and type of non-physician employees required for the efficient operation of the Practice.

Section 5.3 Acts of the Joint Planning Board. Except as otherwise specifically provided herein, the act of the members holding a majority of the voting power of the Joint Planning Board shall be the act of the Joint Planning Board. The Group agrees that, unless the following are approved in advance by the Joint Planning Board and such act of the Joint Planning Board includes the approval by both of the members designated by Administrator, it shall take no action or implement any decision that would (i) require Administrator to expend funds or incur obligations beyond those set forth under Section s 3.5 or 5.2 of this Agreement; (ii) have a material adverse effect on the amount of Administrator’s management fee under Article VII; or (iii) otherwise have a material adverse effect on Administrator’s financial interests under this Agreement. Except as provided in the prior sentence, the Group and Administrator hereby agree to be bound by the act of the Joint Planning Board if such act was approved by the members holding at least a majority of the voting power of the Joint Planning Board. No action of the Joint Planning Board shall be effective unless authorized by the members holding a majority of the voting power of the Joint Planning Board present or represented by proxy at the applicable meeting. In the event that a matter cannot be resolved by the Joint Planning Board due to a tie vote, and no compromise can be reached, then either (x)the Board of Directors of Parent or (y)a committee designated by the Board of Directors of Parent containing at least one (1) physician member will make a final determination on the matter in dispute provided that both the Group and Administrator shall have had an opportunity to make a presentation to the Board of Directors of Parent or a committee thereof, as applicable. A quorum of the Joint Planning Board shall consist of the members holding a majority of the voting power of the Joint Planning Board, present in person, by telephone, or by proxy and the quorum must remain for the duration of the meeting.

Section 5.4 Joint Planning Board Meetings. Meetings of the Joint Planning Board may be held by telephone or similar communication equipment so long as all members participating in a meeting can hear and speak to each other. The Joint Planning Board shall prepare and maintain written minutes of all meetings and shall provide a copy of the minutes to the members within fifteen (15) business days following each meeting.

(a) Regular Meetings. The Joint Planning Board shall hold not less than four (4) regular meetings each year, at such specific times and places as the members may determine.

(b) Special Meetings. A special meeting of the Joint Planning Board may be called by fifty percent (50%) of the voting power of the Joint Planning Board.

(c) Notice Requirement. A member calling a special meeting must provide all other members with ten (10) days’ advance written or telephonic notice. Notice must be given or sent to the member’s address or telephone number as shown on the records of the Joint Planning Board. Notice may be delivered directly to each member or to a person at the member’s principal place of business who would reasonably be expected to communicate that notice promptly to the member.

(d) Waiver of Notice Requirement.

(i) Written Waiver, Consent or Approval. Notice of a special meeting need not be given to any member who, either before or after the meeting, signs a waiver of notice or a written consent to the holding of the special meeting, or an approval of the minutes of the special meeting. Such waiver, consent or approval need not specify the purpose of the special meeting. All such waivers, consents, and approvals shall be filed with the Joint Planning Board records or made a part of the minutes of the special meetings.

(ii) Failure to Object. Notice of special meeting need not be given to any member who attends the special meeting and does not protest before or at the commencement of the special meeting such lack of notice.

(iii) Quorum. The smallest number of members that hold votes that exceed fifty percent (50%) of all voting power shall constitute a quorum of the Joint Planning Board; provided, however, that if two (2) consecutive special meetings are called and a quorum is not present at either special meeting, the quorum requirements for the third special meeting shall be limited to those members who attend such third special meeting, and any action (subject to the economic limitations set forth in Section 5.3 above) may be transacted at such meeting upon the approval of a majority of the voting power of the Joint Planning Board present and voting at such meeting; provided, further, that the parties shall act in good faith in attempting to schedule all such meetings, including, without limitation, compliance with the notice requirements set forth in Section 5.4(c).

(iv) Proxies. The Joint Planning Board shall provide for the use of proxies, telephonic conference calls, written consents or other appropriate methods by which the full participation of the Group members and Administrator members can be assured.

ARTICLE VI

Restrictive Covenants

The parties recognize that the services to be provided by Administrator hereunder shall be feasible only if the Group operates active Professional Operations and, in conjunction with Administrator, Technical Operations to which the physicians associated with the Practice devote their full medical time and attention. Accordingly, the parties hereto agree as follows:

Section 6.1 Restrictive Covenants of the Group.

(a) Noncompetition. During the term of this Agreement, the Group shall not, without the prior written consent of Administrator, (i) establish, operate or provide professional radiology, radiation oncology or diagnostic services at any medical office, practice or other health care facility (other than a Practice Site) providing services similar to those provided by the Practice or enter into an agreement with any third party payor to provide such services, (ii) enter into any other management or administrative services agreement or other arrangement with any other person or entity (other than with Administrator) for purposes of obtaining management, administrative or other support services, or (iii) engage or participate in any business which engages in competition with the business conducted by the RGX Group anywhere within 15 miles of any location at which any member of the RGX Group conducts business.

(b) Covenant Not to Solicit. During the term of this Agreement and for twenty-four (24) months following the termination of this Agreement, the Group shall not, without the prior written consent of Administrator: (i) unless the Group acquires the Practice Assets pursuant to Article X, directly or indirectly recruit or hire, or induce any party to recruit or hire any person who is an employee of, or who has entered into an independent contractor arrangement with, any member of the RGX Group; (ii) directly or indirectly, whether for itself or for any other person or entity, call upon, solicit, divert or take away, or attempt to solicit, call upon, divert or take away any customers, business, or clients of any member of the RGX Group; (iii) directly or indirectly solicit, or induce any party to solicit, any contractors of any member of the RGX Group, to enter into the same or a similar type of contract with any other party; or (iv) disrupt, damage, impair or interfere with the business of any member of the RGX Group.

(c) Engagement of Administrator. If (i) this Agreement is terminated pursuant to Section 10.4(a) or (c), and (ii) the Group does not acquire the Purchase Assets as provided in Article X, then if the Group establishes, operates or provides professional services at any office, practice, diagnostic imaging center, hospital or other health care facility providing services substantially similar to those provided by the Practice pursuant to this Agreement anywhere within 15 miles of any location of any Practice Site(s), the Group or any successor thereto shall engage Administrator as the sole and exclusive manager and administrator of the nonprofessional functions and services of such other office, practice, hospital or health care facility on the same terms and conditions as contained herein.

(d) Administration’s Obligations Regarding Proprietary Interest.

(i) Acknowledgement of Proprietary Interest. Administrator, Parent or their Affiliates hereto recognize the proprietary interest of the Group in any Confidential and Proprietary Information (as hereinafter defined). Administrator, Parent and their Affiliates acknowledge and agree that any and all Confidential and Proprietary Information of the Group (“Group’s Confidential and Proprietary Information”) communicated to, learned of, developed or otherwise acquired by Administrator, Parent and their Affiliates during the term of this Agreement shall be the property of the Group.

Administrator, Parent and their Affiliates further acknowledge and understand that disclosure of any of Group’s Confidential and Proprietary Information will result in irreparable injury and damage to the Group. As used herein, “Group’s Confidential and Proprietary Information” means all trade secrets and other confidential and/or proprietary information of the Group, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of the parties hereto by its employees, officers, directors, agents, representatives, or consultants. Group’s Confidential and Proprietary Information shall not include any information which: (i) was known to Administrator, Parent or their Affiliates prior to its disclosure by the Group; (ii) is or becomes publicly known through no wrongful act of Administrator, Parent or their Affiliates or any of their employees; (iii) is disclosed pursuant to a statute, regulation or the order of a court of competent jurisdiction, provided that the Administrator, Parent or their Affiliates provide prior notice to the Group.

(ii) Covenant Not-to-Divulge Confidential and Proprietary Information. Administrator, Parent and their Affiliates acknowledge and agree that the Group is entitled to prevent the disclosure of Group’s Confidential and Proprietary Information. Administrator, Parent and their Affiliates agree at all times during the term of this Agreement and thereafter to hold in strictest confidence and not to disclose to any person, firm or corporation, except as may be necessary for the discharge of its obligations under this Agreement, and not to use, except in the pursuit of the business of the Practice, Group’s Confidential and Proprietary Information, without the prior written consent of the Group; unless (i) such information becomes known or available to the public generally through no wrongful act of Administrator, Parent or their Affiliates or their employees or (ii) disclosure is required by law or the rule, regulation or order of any governmental authority under color of law; provided, that prior to disclosing any Group’s Confidential and Proprietary Information pursuant to this clause (iii), Administrator, Parent or their Affiliates shall, if possible, give prior written notice thereof to the Group and provide the Group with the opportunity to contest such disclosure. Administrator, Parent and their Affiliates shall take all necessary and proper precautions against disclosure of any of Group’s Confidential and Proprietary Information to unauthorized persons by any of its officers, directors, employees or agents. All officers, directors, employees, and agents of Administrator, Parent and their Affiliates who will have access to all or any part of the Group’s Confidential and Proprietary Information will be required to execute an agreement upon request, valid under the law of the jurisdiction in which such agreement is executed, and in a form acceptable to Administrator, Parent or their Affiliates and their counsel, committing themselves to maintain the Group’s Confidential and Proprietary Information in strict confidence and not to disclose it to any unauthorized person or entity. Upon termination of this Agreement for any reason, the Administrator, Parent and their Affiliates and their employees shall cease all use of any of the Group’s Confidential and Proprietary Information and shall execute such documents as may be reasonably necessary to evidence their abandonment of any claim thereto.

(iii) Return of Materials. In the event of any termination of this Agreement for any reason whatsoever, or at any time upon the request of the Group, the Administrator, Parent and their Affiliates will promptly deliver or cause to be delivered to the Group all documents, data and other information in their possession that contain any Group’s Confidential and Proprietary Information. The Administrator, Parent and their Affiliates shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing any Group’s Confidential and Proprietary Information, unless otherwise authorized in writing by the Group. In the event of termination of this Agreement, Administrator, Parent and their Affiliates will deliver to the Group all documents and data pertaining to Group’s Confidential and Proprietary Information not otherwise purchased as part of the Acquisition.

(e) Group’s Obligations Regarding Proprietary Interest.

(i) Acknowledgement of Proprietary Interest. The Group recognizes the proprietary interest of the Administrator, Parent and their Affiliates in any Confidential and Proprietary Information (as hereinafter defined). The Group acknowledges and agrees that any and all Confidential and Proprietary Information of Administrator, Parent or their Affiliates (“Administrator’s Confidential and Proprietary Information”) communicated to, learned of, developed or otherwise acquired by the Group during the term of this Agreement shall be the property of Administrator, Parent or their Affiliates. The Group further acknowledges and understands that its disclosure of Administrator’s Confidential and Proprietary Information will result in irreparable injury and damage to Administrator, Parent or their Affiliates. As used herein, “Confidential and Proprietary Information” means all trade secrets and other confidential and/or proprietary information of the Administrator, Parent or their Affiliates, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information (other than the Group’s patient records) prepared or performed for, by or on behalf of the parties hereto by its employees, officers, directors, agents, representatives, or consultants. Confidential and Proprietary Information shall not include any information which: (i) was known to the parties hereto prior to its disclosure by the Administrator, Parent or their Affiliate; (ii) is or becomes publicly known through no wrongful act of the Group or any of its employees; (iii) is disclosed pursuant to a statute, regulation or the order of a court of competent jurisdiction, provided that the Group provides prior notice to Administrator, Parent or their Affiliates.

(ii) Covenant Not-to-Divulge Confidential and Proprietary Information. The Group acknowledges and agrees that Administrator, Parent or their Affiliates are entitled to prevent the disclosure of Confidential and Proprietary Information. The Group agrees at all times during the term of this Agreement and thereafter to hold in strictest confidence and not to disclose to any person, firm or corporation, except as may be necessary for the discharge of its obligations under this Agreement, and not to use, except in the pursuit of the business of the Practice, Administrator’s Confidential and Proprietary Information, without the prior written consent of Administrator, Parent and their Affiliates; unless (i) such information becomes known or available to the public generally through no wrongful act of the Group or its employees or (ii) disclosure is required by law or the rule, regulation or order of any governmental authority under color of law; provided, that prior to disclosing any Administrator’s Confidential and Proprietary Information pursuant to this clause (iii), the Group shall, if possible, give prior written notice thereof to Administrator, Parent and their Affiliates and provide such parties with the opportunity to contest such disclosure. The Group shall take all necessary and proper precautions against disclosure of any Administrator’s Confidential and Proprietary Information to unauthorized persons by any of its officers, directors, employees or agents. All officers, directors, employees, and agents of the Group who will have access to all or any part of the Administrator’s Confidential and Proprietary Information will be required to execute an agreement upon request, valid under the law of the jurisdiction in which such agreement is executed, and in a form acceptable to Administrator, Parent and their Affiliates and its counsel, committing themselves to maintain the Administrator’s Confidential and Proprietary Information in strict confidence and not to disclose it to any unauthorized person or entity. Upon termination of this Agreement for any reason, the Group and their employees shall cease all use of any of the Administrator’s Confidential and Proprietary Information and shall execute such documents as may be reasonably necessary to evidence their abandonment of any claim thereto.

(iii) Return of Materials. In the event of any termination of this Agreement for any reason whatsoever, or at any time upon the request of Administrator, Parent or their Affiliates, the Group will promptly deliver or cause to be delivered to Administrator, Parent and their Affiliates all documents, data and other information in their possession that contains any Administrator’s Confidential and Proprietary Information regarding Administrator, Parent and their Affiliates. The Group shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing any Administrator’s Confidential and Proprietary Information, unless otherwise authorized in writing by the party possessing such Administrator’s Confidential and Proprietary Information. In the event of termination of this Agreement, the Group will deliver to Administrator, Parent and their Affiliates all documents and data pertaining to Administrator’s Confidential and Proprietary Information of the other parties not otherwise purchased as part of the Purchased Assets.

(f) Third Party Beneficiaries. The members of the RGX Group not party to this Agreement are hereby specifically made third party beneficiaries of this Section 6.1, with the power to enforce the provisions hereof.

Section 6.2 Restrictive Covenants. The Group shall obtain and enforce formal agreements with each Physician Employee who is either (i) a Group Physician Stockholder or (ii), to the extent permitted under applicable law, a Full-time Physician Employee which each contain certain restrictive covenants thereof pertaining to covenants not to compete and/or solicit with and not to divulge the Confidential and Proprietary Information of any member of the RGX Group or the Practice (the “Restrictive Covenants”). Except as otherwise approved by the Joint Planning Board, each Group Physician Stockholder or Full-time Physician Employee shall agree, during the term of his/her employment or contractor agreement with the Practice and for a period of twenty-four (24) months after any termination of such agreement: (i) not to establish, operate or provide professional radiology services at any office, practice, hospital or health care facility providing services substantially similar to those provided by the Practice pursuant to this Agreement within 15 miles of any location of any Practice Site(s) and (ii) to be bound by non-solicitation, noncompetition and nondisclosure of confidential/proprietary information and engagement of Administrator covenants similar to those applicable to the Group as contained in Section 6.1 hereof. Except as otherwise approved by the Joint Planning Board, each Group Physician Stockholder or Full-time Physician Employee shall agree that during the term of his/her employment or contractor agreement with the Group (w) not to practice radiological medicine other than at the Premises or such other location or Practice Site(s) as approved by the Joint Planning Board; (x) to devote substantially all of his or her professional time, effort and ability to the Practice; (y) to request in writing and receive in writing prior approval from the Joint Planning Board to engage in any outside medical activities; and (z) to turn over to the Practice, to be included in Professional Revenues attributed to the Practice, any income derived by such Group Physician Stockholder or Full-time Physician Employee from any outside medical activity or related source including, but not limited to, the following medically-related activities: teaching, consulting, medical research, inventions developed utilizing the Group’s or the Practice’s time and material, testimony for litigation, and insurance examinations. The Group shall not amend, alter or otherwise change any term or provision of any Stockholder Employment Agreement or Physician Employee Employment Agreement relating to the foregoing covenants in this Section 6.2 without the prior written consent of Administrator; notwithstanding the foregoing, any such amendment, alteration or change shall not be inconsistent with the terms or provisions of this Agreement. Following termination of this Agreement, the Group shall not amend, alter or otherwise change any term or provision of the Restrictive Covenants, unless such provisions are no longer in force and effect pursuant to the terms of the applicable Stockholder Employment Agreement or Physician Employee Employment Agreement at the time of termination of this Agreement. In the event the Purchase Assets are acquired by the Group pursuant to Article X, the obligation of the Group to enforce Restrictive Covenants shall be limited to enforcement of non-solicitation and nondisclosure of confidential/proprietary information covenants. In addition to the foregoing, each Group Physician Stockholder and each Full-time Physician Employee shall execute the restrictive covenant and other provisions contained in Exhibit 6.2 attached hereto which provisions that are applicable specifically to the Group are set forth below.

(a) Consideration. The Group hereby agrees and acknowledges that the covenants set forth in this Section 6, as well as the execution of Exhibit 6.2 by each Group Physician Stockholder and each Full-time Physician Employee, are the primary, if not sole, consideration for reducing the Service Fee in Exhibit 7.1 attached hereto and for committing to the parties’ business additional capital and resources in an amount equal to approximately X Dollars ($X) at any time during the eighteen (18) month period following the effective date of his Agreement. In this regard, but for the covenants set forth in this Section 6, and the execution of Exhibit 6.2 by all of the Group Physician Stockholders and the Full-time Physician Employees, Administrator would not have agreed to reduce the Service Fee or to commit the additional capital and resources to the parties’ business. The Group would not have agreed to accept the liquidated damages or restrictive covenant without the Administrator’s commitment to provide additional capital and resources to make the Group a state of the art Practice Site at all Group Practice Sites including the existence of state of the art radiology designated health services equipment, (i.e, MRI, CT Scanner, PET scanner, digital radiology equipment). Should the Administrator fail to provide the entire sum above, all provisions below are null and void including the termination of any restrictive covenant.

(b) Liquidated Damages. If the Group, directly or indirectly, violates any of the covenants contained in this Section 6, applicable, directly or indirectly, to the Group, or if any Group Physician Stockholder or any Full-time Physician Employee, in whole or in part, directly or indirectly, violates any of the restrictive covenants set forth in Exhibit 6.2 or otherwise contained in the Stockholder Employment Agreement or the Physician Employee Employment Agreement, then:

(i) For Group Physician Stockholders or Full-time Physician Employees. In the event of a breach of Exhibit 6.2 by any Group Physician Stockholder or any Full-time Physician Employee, then such Group Physician Stockholder or Full-time Physician Employee, as the case may be, shall pay to Administrator, immediately upon a written demand delivered to such Group Physician Stockholder or Full-time Physician Employee, an amount equal to the “Liquidated Damages” (as defined in Section 6.2(b)(iii) below); provided, however, that the Liquidated Damages shall be abated, after the eighteen (18) month period following the effective date of this Agreement, on a pro rata basis to the extent that Administrator has not fully funded the additional capital and resources described in Section 6.2(a) above during such eighteen (18) month period. The Liquidated Damages shall be payable in full in immediately available funds at the corporate headquarters of Parent.

(ii) For the Group. In the event that all or a substantial portion of the Group Physician Stockholders and the Full-time Physician Employees breach Exhibit 6.2, then the Group shall immediately pay and be jointly and severally liable to Administrator for all payments of the Liquidated Damages that otherwise may be owed to Administrator by such persons. It shall not be necessary for Parent or Administrator to have exhausted its remedies against the individual Group Physician Stockholders or Full-time Physician Employees in order to obtain payment from the Group pursuant to this Section 6.2(b)(ii). The Liquidated Damages shall be payable in full in immediately available funds at the corporate headquarters of Parent.

(iii) Liquidated Damages. The term “Liquidated Damages” shall mean an amount of money equal to X Dollars ($X) per Group Physician Stockholder or Full-time Physician Employee if such Group Physician Stockholder or Full-time Physician Employee breaches Exhibit 6.2 during the five (5) year period following the date of execution of this Agreement. The amount of Liquidated Damages shall be reduced by X Dollars ($X) per year for each year after the fifth (5th) anniversary of the execution of this Agreement such that upon the tenth anniversary (10th) of the execution of this Agreement the amount of the Liquidated Damages shall be zero.

(iv) Liquidated Damages Consideration. The amount of the Liquidated Damages set forth herein is based upon the parties estimate, apportioned equally to each Group Physician Stockholder and Full-time Physician Employee, of reduction in value payable to Parent and Administrator as a result of the reduced Service Fee under this Agreement, the value of the monies to be invested and resources allocated to the parties business relationship, as well as the value of any lost opportunity that Parent and Administrator would otherwise have engaged in. The parties expressly agree that the Liquidated Damages herein are not being paid as a penalty, but rather are actual damages suffered by Administrator that have been determined after the parties considered, without limitation: (A) the value of the loss to Parent of the reduction in the Service Fee payable under this Agreement; (B) the cost to Parent of all new equipment and related assets purchased for or made available to the Group; (C) the direct and indirect costs to Parent, including benefits, overhead allocation and otherwise, of all additional personnel resources hired for or allocated to, in whole or in part, the business relationship; (D) the direct and indirect costs to Parent associated with the reallocation or relocation of any assets or equipment from other locations to locations for use by the Group; and (E) the proportionate allocation of all fees, costs and expenses associated with the negotiation and documentation of this Agreement and Exhibit 6.2, including without limitation, all legal fees; accounting fees and costs; consultant fees and costs; travel and lodging costs for all of Parent’s officers, directors, employees and consultants involved in this transaction; and the cost of the time of the Parent’s officers, directors, employees and consultants attributable to the transactions contemplated by this Agreement and Exhibit 6.2.

(v) Liquidated Damages Calculation. The amounts due under Exhibit 6.2 as the Liquidated Damages are for and in consideration of the damage that all parties acknowledge Parent and Administrator will suffer immediately upon the breach of Exhibit 6.2 and the relevant provisions of this Agreement, the actual amount of which are virtually impossible to determine. The Liquidated Damages are intended to compensate Parent and Administrator for the lost opportunity and for costs associated with this Agreement that they would not have incurred but for the Group Physician Stockholder’s, Full-time Physician Employee’s and the Group’s representations and covenants hereunder. The Liquidated Damages hereunder shall be cumulative and in addition to whatever other remedies Parent or Administrator may possess pursuant to this Agreement. Nothing herein, nor any recovery under Exhibit 6.2, shall preclude Parent or Administrator from (A) obtaining an injunction restraining any future violations of Exhibit 6.2 or this Agreement; or (B) receiving other damages or relief for future injuries that occur and can be determined subsequent to any such violation or breach of Exhibit 6.2 or the Agreement.

(c) New Physicians. If, at any time subsequent to the effective date of this Agreement, the Group admits new shareholders to the Group or retains, as employees any new physicians, then such new physicians shall immediately and prior to receiving any compensation, payments or reimbursements from the Group for any purpose, execute a copy of Exhibit 6.2 and agree to be bound by all the terms and conditions contained in this Agreement applicable to such new physician. The Group may not, directly or indirectly, make any payments or compensate in any manner a physician or shareholder who has not executed a copy of Exhibit 6.2 now or in the future.

(d) Waiver of Defenses. Neither the Group nor any Group Physician Stockholder or Full-time Physician Employee shall claim or assert illegality as a defense to the enforcement of Exhibit 6.2 or any provision thereof. Any attempt to assert such claims shall, in addition to constituting a breach of Exhibit 6.2 and this Agreement, shall, in addition to whatever rights or remedies Parent or Administrator may have, give rise to the remedies set forth in Section 6.2(b) above.

(e) Damages; Attorneys’ Fees. Nothing contained in Exhibit 6.2 shall be construed to prevent the Group, Parent, Administrator or any Group Physician Stockholder or Full-time Physician Employee from seeking and recovering from the other damages sustained by either or all of them as a result of its, his or her breach of any term or provision of Exhibit 6.2, this Agreement, the Stockholder Employment Agreements or the Physician Employee Employment Agreements. Notwithstanding the foregoing, the Group Physician Stockholders, the Full-time Physician Employees and the Group expressly agree that should Administrator be entitled to the Liquidated Damages set forth in Section 6.2(b) above, then neither the Group nor any Group Physician Stockholder or Full-time Physician Employee shall be entitled to use any setoff, claim, award, defense, damage or discharge in any subsequent action or proceeding to reduce the Liquidated Damages below the amount stated.

Section 6.3 Enforcement of Restrictive Covenants and Other Provisions. The Group shall enforce the Stockholder Employment Agreements and, to the extent permitted under applicable law, the Physician Employee Employment Agreements, including, without limitation, the Restrictive Covenants. The costs and expenses of such enforcement shall be included in Professional Expenses and all damages and other amounts recovered thereby shall be included in Professional Revenues. In the event that, after a request by Administrator, the Group does not pursue any remedy that may be available to it by reason of a breach or default of the Restrictive Covenants or any other provision of the Stockholder Employment Agreements and, to the extent permitted under applicable law, the Physician Employee Employment Agreements, upon the request of Administrator, the Group shall assign to Administrator such causes of action and/or other rights it has related to such breach or default and shall cooperate with and provide reasonable assistance to Administrator with respect thereto; in which case, all costs and expenses incurred in connection therewith shall be borne by Administrator and shall be included in Administrator Expenses, and Administrator shall be entitled to all damages and other amounts recovered thereby. In the event the Purchase Assets are acquired by the Group pursuant to Article X, the obligation of the Group to enforce Restrictive Covenants shall be limited to enforcement of non-solicitation and nondisclosure of confidential/proprietary information covenants.

Section 6.4 Remedies. Administrator and the Group acknowledge and agree that a remedy at law for any breach or attempted breach of the provisions of this Article VI shall be inadequate, and therefore, either party shall be entitled to specific performance and injunctive or other equitable relief in the event of any such breach or attempted breach, in addition to any other rights or remedies available to either party at law or in equity. Each party hereto waives any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. If any provision of the Restrictive Covenants or this Article VI relating to the restrictive period, scope of activity restricted and/or the territory described therein shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activity restricted or geographical area such court deems reasonable and enforceable under applicable law, the time period, scope of activity restricted and/or area of restriction held reasonable and enforceable by the court shall thereafter be the restrictive period, scope of activity restricted and/or the geographical area applicable to such provision of the Restrictive Covenants or this Article VI. The invalidity or non-enforceability of any provision of the Restrictive Covenants or this Article VI in any respect shall not affect the validity or enforceability of the remainder of the Restrictive Covenants or this Article VI or of any other provisions of this Agreement.

Section 6.5 Condition Precedent to Release of Obligations. In the event a Group Physician Stockholder or Full-time Physician Employee terminates his/her employment agreement with the Group, the Group shall be entitled to release (with the consent of Administrator in its sole and absolute discretion) such Group Physician Stockholder or Full-time Physician Employee from the restrictive covenants contained in Section 6.2, above. In the event the Group elects to release such Group Physician Stockholder or Full-time Physician Employee, the Group hereby covenants that it shall obtain a formal agreement between each Group Physician Stockholder or Full-time Physician Employee, as the case may be, and Administrator which provides that, for a period of two (2) years following termination of any employment agreement with the Group, such Group Physician Stockholder or Full-time Physician Employee agrees to (a) engage Administrator as the sole and exclusive manager and administrator of the non-medical functions and services of said Group Physician Stockholder’s or Full-time Physician Employee’s medical practice and (b) pay to Administrator the identical amount of revenues paid by the Group to the Administrator attributable to such Group Physician Stockholder or Full-time Physician Employee derived from such Group Physician Stockholder’s or Full-time Physician Employee’s performance of professional medical services within 15 miles of any Practice Site.

Section 6.6 Service Area Rights and Obligations.

(a) Primary Service Area. During the term of this Agreement and within any Primary Service Area, Parent, Administrator or their Affiliates shall not, without the prior written consent of the Group, (i) acquire or lease the non-medical assets (through an asset acquisition, merger or other consolidation or otherwise) of any Radiologist, group of Radiologists or professional corporation or association (or other professional entity) whose owners are Radiologists, (ii) acquire any imaging center where, within a reasonable time period following such acquisition, the Group will not be entitled to provide professional Radiology services for such imaging center, or (iii) contract to provide management and administrative services similar to those provided under this Agreement to any Radiologist, group of Radiologists or professional corporation or association (or other professional entity) whose owners are Radiologists. Following a request for written consent by Administrator, Parent or their Affiliates hereunder, the Group shall respond upon the earlier of (i) thirty (30) days from receipt of such request and all other necessary information related thereto or (ii) one-half of the time during which Administrator, Parent or their Affiliates must respond. In the event the Group, Parent, Administrator or their Affiliates acquire a Professional Service Opportunity, the Group shall accept such Professional Service Opportunity and shall perform any and all professional Radiology services that are reasonably required at such location(s) in accordance with the terms and provisions of this Agreement; provided (x) that the professional reimbursement for such services is reasonable in relation to the overall market environment and work effort required and (y) the Group shall not be required to employ any Radiologist previously associated with such Professional Service Opportunity.

(b) Secondary Service Area. During the term of this Agreement and within any Secondary Service Area, Parent, Administrator or their Affiliates shall first offer to the Group any New Professional Service Opportunity; provided, however, that this provision shall not be applicable to any merger of a Radiologist, group of Radiologists or professional corporation or association (or other professional entity) whose owners are Radiologists with the Group. Administrator shall give written notice (the “Administrator Notice”) to the Group describing the New Professional Service Opportunity. Within the earlier of (i) thirty (30) days or (ii) one-half of the time during which the Administrator, Parent or their Affiliates must respond to an offer described in the Administrator’s Notice, the Group shall deliver to Administrator a written notice stating whether or not the Group elects to accept or reject the New Professional Service Opportunity, which election shall be binding on the Group. If the Group does not elect to exercise the right or fails to provide the written notice to Administrator within the time frame herein provided, Administrator shall be released from the right of first offer with respect to that particular New Professional Service Opportunity.

(c) Determination of Primary and Secondary Service Area. The existence and location of each of the Group’s Primary Service Areas and Secondary Service Areas shall be determined each time the Group, Parent, Administrator or their Affiliates propose an acquisition, management relationship, Professional Service Opportunity or New Professional Service Opportunity as contemplated in subsections (a) and (b) above.

(d) Dispute Resolution. Any disputes regarding the interpretation of the provisions of this Section 6.6 shall be referred to and decided by the Joint Planning Board as provided in Section 5.3 of this Agreement.

(e) Definitions. The definitions utilized in connection with this Section 6.6 shall have the following meanings:

“New Professional Service Opportunity” shall mean a Professional Service Opportunity pursuant to which the Group or any other member of an RGX Group managed by Parent, Administrator or their Affiliates is not currently providing professional Radiology services.

“Primary Service Area” shall mean that area within a five (5) mile radius from any imaging center owned, operated or managed by Administrator, Parent or their Affiliates for which the Group provides professional Radiology services or any hospital at which on-site professional Radiology services are then provided by Physician Employee(s) or Physician Extender Employee(s) of the Group.

“Professional Service Opportunity” shall mean any opportunity to perform professional Radiology services for any hospital, hospital system or imaging center under a formal agreement with such entity.

“Radiologist” shall mean and include both radiologists and radiation oncologists.

“Radiology” shall mean and include diagnostic imaging, interventional radiology and radiation oncology services.

“Secondary Service Area” shall mean that area which extends five (5) miles beyond the boundary of any Primary Service Area.

Section 6.7 Survival of Certain Covenants. If this Agreement is terminated pursuant to Section 10.4(a),(b) or (c), the provisions of Section 6.2 and Section 6.3 shall survive such termination if the actions or events giving rise to a breach of the Restrictive Covenants or other provisions occurred prior to such termination. If the Agreement is terminated pursuant to the preceding sentence, all of the provisions of Section 6.1 shall survive. However, regardless of the reason for termination, or upon expiration of this Agreement, the provisions of Section 6.1(d),(e),(f) and (g) shall survive such termination or expiration indefinitely unless otherwise expressly limited as to a period of time.

Section 6.8 Definition. The term “Full-time Physician Employee” as used in Section s 6.2 and 6.5 of this Article VI only, shall mean a Full-time Physician Employee who shall have been employed by the Group for two (2) years; provided, that such Full-time Physician Employee shall enter into a written agreement at the commencement of the later of (i) his/her employment or (ii) the Acquisition, which includes the provisions set forth in Section s 6.2 and 6.5, above, and acknowledges his/her understanding that such provisions will be enforceable against such Full-time Physician Employee following such two (2) year period. Notwithstanding the foregoing, the Group shall be entitled to apply to the Joint Planning Board for the purpose of requesting that a particular Full-time Physician Employee not be required to execute an employment agreement that contains the provisions contained in Section s 6.2 and 6.5, which such release by Administrator shall not be unreasonably withheld.

ARTICLE VII

Financial and Security Arrangements

Section 7.1 Service Fee. The Group and Administrator agree that the compensation set forth in this Article VII is being paid to Administrator in consideration of the services provided and the substantial commitment and effort made by Administrator hereunder and that such fees have been negotiated at arms’ length and are fair, reasonable and consistent with fair market value. Administrator shall be paid the service fee (the “Service Fee”) as set forth on Exhibit 7.1 hereto. Payment of the Service Fee is not intended to and shall not be interpreted or implied as permitting Administrator to share in the Group’s fees for medical services but is acknowledged as the negotiated fair market value compensation to Administrator considering the scope of services and the business risks assumed by Administrator.

Section 7.2 Payments. Except as otherwise set forth on Exhibit 7.1 hereto, the amounts to be paid to Administrator under this Article VII shall be calculated by Administrator on the accrual basis of accounting and shall be payable monthly. Payments due for any Service Fee shall be made by the Group each calendar month as provided herein and shall be paid on the 15th day following the end of such month (or the first preceding day that is a business day if the 15th day is not a business day) (a “Payment Date”). Except as otherwise set forth on Exhibit 7.1, such amounts paid shall be estimates based upon available information for such month, and adjustments to the estimated payments shall be made to reconcile final amounts due under Section 7.1 on the next Payment Date.

Section 7.3 Advances. If Administrator, in its sole discretion, elects to advance any sums to the Group, any such amounts advanced to the Group pursuant to this Section 7.3 shall be repaid by the Group in such priority as set forth in Section 7.6 below and shall bear interest at Parent’s then available, borrowing rate offered by Administrator’s or Parent’s senior lender (which rate shall be charged consistently to each physician group who enters into a Service Agreement with Administrator) until all such amounts of principal and interest are repaid to Administrator as provided herein.

Section 7.4 Security Agreement. In order to enforce its rights granted hereunder and subject to applicable law, the Group shall execute a Security Agreement in substantially the form attached hereto as Exhibit 7.4 (the “Security Agreement”), which Security Agreement grants a security interest in all of the Group’s accounts receivable (as more fully described in the Security Agreement) to Administrator. In addition, the Group shall cooperate with Administrator and execute all necessary documents in connection with the pledge of such accounts receivable to Administrator or at Administrator’s option, its lenders.

Section 7.5 Adjustment of Fees. In addition to the adjustments provided for in Section 7.2, Service Fees payable by Group pursuant to this Article VII shall be adjusted as appropriate upon agreement of the parties upon the divestiture or acquisition by the Group of, or affiliation with, a radiology or diagnostic practice group. Whether or not Parent capital stock or funds are utilized to fund the acquisition or affiliation, the Service Fee and other related provisions of this Agreement shall be adjusted as agreed upon by the parties on a case by case basis. Under either acquisition or affiliation model, the precise adjustment to the Service Fee and to other related provisions of this Agreement shall be a joint decision of the parties, shall be memorialized in a written amendment to this Agreement, and shall be based upon the methodology used to generally determine Services Fees hereunder.

Section 7.6 Priority of Payments. Administrator shall administer and make disbursements from amounts deposited into the Deposit Account or transferred from the Deposit Account to pay (including, without limitation the making of advances as provided in Section 7.3) the Practice Expenses and Excluded Practice Expenses as the same become due and payable, and for which the Group shall remain responsible; provided, however, that if Technical Expenses exceed Technical Revenues, then the amount by which Technical Expenses exceed Technical Revenues shall be excluded for purposes of the priority of payments set forth below and the Group shall not be responsible for such amount. In performing its obligations pursuant to Article III, on the fifteenth (15th) day following the end of each calendar month, Administrator shall apply an amount equal to the aggregate face amount of the prior month’s accounts receivables, less contractual adjustments and estimated allowances for bad debt as determined in accordance with Section 3.2(e), in the following order of priority:

(a) payment of all accrued Practice Expenses for the prior month (subject to the proviso in the preceding sentence);

(b) payment of the accrued Service Fee for the prior month;

(c) payment of outstanding balance of all amounts advanced to the Group through the end of the prior month, and applicable interest thereon (as contemplated in Section 7.3); and

(d) payment of all Excluded Practice Expenses.

Any amounts which remain following the payment of the items set forth in subparagraphs (a) through (d) above shall be deposited into the Group Account on the fifteenth (15th) day following the end of each calendar month (or the first preceding day if the 15th day is not a business day).

ARTICLE VIII

Records

Section 8.1 Records. All records relating in any way to the operation of the Practice (other than Group Records) shall, subject to the obligations of the Practice to maintain patient medical records pursuant to Section 3.2(g), at all times be the property of Administrator as set forth in Section 3.2(g). During the term of this Agreement, and for a reasonable time thereafter, the Group or its agents shall have reasonable access during normal business hours to the Group’s and Administrator’s personnel and financial records relating to the Practice, including, but not limited to, records of collections, expenses and disbursements as kept by Administrator in performing Administrator’s obligations under this Agreement, and the Group may copy any or all such records.

ARTICLE IX

Insurance and Indemnification

Section 9.1 Insurance to be Maintained by the Group.

(a) During the term of this Agreement, the Group shall maintain comprehensive professional medical/malpractice liability insurance with such carrier as determined jointly by Administrator and the Group with minimum legal limits or such higher limits as shall be required under the Group’s contracts with hospitals or other third parties. Such insurance shall be on a per claim and per physician basis and a separate limit for the Group to the extent available and permitted by law with such deductible as is mutually agreeable by Administrator and the Group. All comprehensive professional medical/malpractice liability insurance premiums and deductibles shall be included in Practice Expenses; provided, that if the Group elects to maintain coverage that exceeds minimum requirements, such additional premiums shall be included in Excluded Practice Expenses. All costs, expenses and liabilities incurred by the Group in excess of the limits of such policies identified in the preceding sentence shall be included in Excluded Practice Expenses. Administrator, Parent or their Affiliates shall attempt to secure excess liability for the types of coverages contemplated by this Section 9.1(a). If successful, the Group shall have the opportunity to purchase at Administrator’s cost, as an Excluded Practice Expense, such coverage to the extent permitted by the then-applicable restrictions set forth in such policy.

(b) The Group, Administrator and Parent each waives any right one may have against the other, to the extent allowed by the waiving party’s insurance coverage, on account of any loss or damage occasioned to any party by another party, their respective real and personal property, the Premises or its contents, arising from any risk generally covered by fire and extended coverage insurance or from vandalism or malicious mischief; and the parties, on behalf of their respective insurance companies, waive any right to subrogation, except when such loss or damage is due to the gross negligence or willful misconduct of the other party.

Section 9.2 Insurance to be Maintained by Administrator. During the term of this Agreement, Administrator will provide and maintain (i) as a Technical Expense, comprehensive professional medical/malpractice liability insurance for all applicable employees of Administrator and (ii) as a Practice Expense, comprehensive general liability and property insurance covering the Practice’s premises (including, without limitation, the Premises), personal property and operations with such limits and coverages as a reasonable business person under similar circumstances would maintain. All costs, expenses and liabilities incurred by Administrator in excess of the limits of such policies identified in subSections (i) and (ii) hereof shall be included in Administrator Expenses.

Section 9.3 Continuing Liability Insurance Coverage. The Group shall obtain or require each of its Physician Employees and Physician Extender Employees to obtain continuing liability insurance coverage under either a “tail policy” or a “prior acts policy,”

with the same limits and deductibles as the insurance coverage provided pursuant to Section 9.1 upon the termination of such physician’s relationship with the Group for any reason, unless such physician was covered with an occurrence-based policy while employed or retained by the Group. In the event that the Group, any Physician Employee or Physician Extender Employees fails to obtain such continuing liability insurance coverage, Administrator may do so. The cost of such continuing liability insurance coverage shall be included in Practice Expenses unless such cost is borne by the Physician Employee.

Section 9.4 Additional Insureds. The Group and Administrator agree to use their reasonable efforts to have each other named as an additional insured on the other’s respective professional liability insurance programs. The additional cost, if any, associated therewith shall be a Practice Expense.

Section 9.5 Indemnification.

(a) By the Group. The Group shall indemnify, defend and hold Administrator, Parent, their Affiliates and their respective officers, directors, shareholders, employees, agents, attorneys and consultants (other than such persons who are also officers, directors, shareholders, employees, agents or consultants of the Group) harmless, from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys’ fees), not covered by insurance (including self-insured insurance and reserves), whenever arising or incurred, that are caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or the performance of any intentional acts, negligent acts or omissions by the Group and/or its shareholders, employees and/or subcontractors (other than Administrator, Parent, Affiliates or their employees, officers, directors, agents, attorneys and consultants) during the term of this Agreement. Provided, however, that in the event an indemnification obligation under the preceding sentence arises as of the result of any act or omission of a person who is an officer, shareholder or other equity holder, director, employee, agent, attorney or consultant of Administrator, Parent or any of their Affiliates (other than in connection with the activities of the Joint Planning Board), such person shall not be entitled to indemnification in connection therewith and any other adjustment as is equitable shall be made to the Group’s indemnification obligation arising thereby.

(b) By the Administrator. Administrator and Parent, jointly and severally, shall indemnify, defend and hold the Group and its officers, shareholders, directors, employees, agents, attorneys and consultants, harmless from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys’ fees), not covered by insurance (including self-insured insurance and reserves), whenever arising or incurred, that are caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts or omissions by Administrator, Parent or Affiliates and/or any of their respective shareholders, employees and/or subcontractors (other than the Group or its employees) during the term of this Agreement. Provided, however that in the event an indemnification obligation under the preceding sentence arises as a result of any act or omission of a person who is an officer, shareholder or other equity holder, director, employee, agent, attorney or consultant of the Group (other than in connection with the activities of the Joint Planning Board), such person shall not be entitled to indemnification in connection therewith and any other adjustment as is equitable shall be made to Administrator’s or Parent’s indemnification obligation arising thereby.

ARTICLE X

Term and Termination

Section 10.1 Term of Agreement. This Agreement shall commence on the date hereof and shall expire on April 1, 2038, unless earlier terminated pursuant to the terms of either Section 10.3 or Section 10.4 or automatically extended pursuant to the terms of Section 10.2.

Section 10.2 Extended Term. Unless earlier terminated as provided for in either Section 10.3 or Section 10.4, the term of this Agreement shall be automatically extended for additional terms of five (5) years each, unless either party delivers to the other party, not less than twelve (12) months nor earlier than fifteen (15) months prior to the expiration of the preceding term, written notice of such party’s intention not to extend the term of this Agreement.

Section 10.3 Termination by the Group. The Group may, in its sole discretion, terminate this Agreement by giving written notice thereof to Administrator (after the giving of any required notices and the expiration of any applicable waiting periods set forth below) upon the occurrence of any the following events:

(a) Administrator or Parent shall admit in writing its inability to generally pay its debts when due, apply for or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, file a petition in bankruptcy or make an assignment for the benefit of creditors, or upon other action taken or suffered by Administrator or Parent, voluntarily or involuntarily, under any federal or state law for the benefit of creditors, except for the filing of a petition in involuntary bankruptcy against Administrator or Parent which is dismissed within ninety (90) days thereafter.

(b) Administrator or Parent shall default in the performance of any material duty or material obligation imposed upon it by this Agreement (a “Material Administrator Default”) and such default shall continue for a period of sixty (60) days after written notice thereof has been given to Administrator by the Group with a copy to the financial institution contemplated in Section 12.1(a) at the address provided by Administrator, provided that the Group may terminate this Agreement, if and only if, such termination shall have been approved by the affirmative vote of the holders of two-thirds of the interests of the equity holders of the Group. The Group agrees that the financial institution contemplated in Section 12.1(a) shall have the right, but not the obligation, to cure any Material Administrator Default. Notwithstanding anything to the contrary in this Agreement, following receipt by Administrator of the notice of a Material Administrator Default and until such Material Administrator Default shall be cured, the Group may take such action as may be reasonably required to cover such Material Administrator Default so as to maintain for the Group the same level of service as before the Material Administrator

Default, without prejudicing in any way the Group’s other rights and remedies, and may offset all of its costs from the amounts which may otherwise be due to Administrator under this Agreement.

(c) An independent law firm with nationally recognized expertise in health care law and acceptable to the parties hereto renders an opinion to the parties hereto that (i) a material provision of this Agreement is in violation of applicable law or any court or regulatory agency enters an order finding a material provision of this Agreement is in violation of applicable law and (ii) this Agreement can not be amended pursuant to Section 11.6 hereof to cure such violation.

Section 10.4 Termination by Administrator. Administrator may, in its sole discretion, terminate this Agreement by giving written notice thereof to the Group (after the giving of any required notices and the expiration of any applicable waiting periods set forth below) upon the occurrence of any of the following events:

(a) The Group shall default in the performance of any material duty or material obligation imposed upon it by this Agreement (a “Material Group Default”) and (i) the Group fails to deliver to Administrator within thirty (30) days after written notice of such Material Group Default has been given to Group a written plan (reasonably acceptable to Administrator) detailing the methods and procedures that the Group shall utilize to cure such Material Group Default, (ii) the Group has delivered a plan but has failed to utilize its best efforts to cure such Material Group Default within sixty (60) days after written notice thereof has been given to the Group by Administrator or (iii) the Group has delivered the plan but, after utilizing its best efforts, is unable to cure such Material Group Default within ninety (90) days after written notice thereof has been given to the Group by Administrator. The term “Material Group Default” for purposes of this Section 10.4 shall include, but not be limited to, (A) the Group’s admission in writing of its inability to generally pay its debts when due, application for or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, filing of a petition in bankruptcy or making an assignment for the benefit of creditors, or upon other action taken or suffered by the Group, voluntarily or involuntarily, under any federal or state law for the benefit of debtors, except for the filing of a petition in involuntary bankruptcy against the Group which is dismissed within ninety (90) days thereafter or (B) the Group or any Physician Employee (1) fails to adhere to any compliance plan, policy, or manual as described in Section 4.6 hereof that has been approved by the Group and made applicable to all shareholders and employees of the Group, or (2) engages in any conduct or is formally accused of conduct for which the Group’s ability or license, or a Physician Employee’s license to practice medicine reasonably would be expected to be subject to revocation or suspension, whether or not actually revoked or suspended, or (3) is notified in writing of any adverse action by any state or federal department or agency that has the effect of either excluding that individual from participating in or from receiving reimbursement under any program funded by the federal government or by any state government, notwithstanding any available post-sanction remedies, or (4) is otherwise disciplined by any licensing, regulatory or professional entity or institution, the result of any of which event does or is reasonably expected to materially adversely affect the Practice, the result of any of which event described in subparagraphs (1) through (4) above, in the absence of termination of a Physician Employee or a Physician Extender Employee or other action of the Group to monitor and cure such act or conduct by such employee, does or reasonably would be expected to materially and adversely affect the Practice or the Group. Notwithstanding anything to the contrary in this Agreement, following receipt by the Group of the notice of a Material Group Default, and until such Material Group Default shall be cured, the Administrator may take such action as may be reasonably required to cover such Material Group Default so as to maintain for the Administrator the same level of service at the Premises as before the Material Group Default, without prejudicing in any way Administrator other rights and remedies, and may offset all of its costs of cover from amounts which may otherwise due to the Group under this Agreement.

(b) An independent law firm with nationally recognized expertise in health care law and acceptable to the parties hereto renders an opinion to the parties hereto that (i) a material provision of this Agreement is in violation of applicable law or any court or regulatory agency enters an order finding a material provision of this Agreement is in violation of applicable law and (ii) this Agreement can not be amended pursuant to Section 11.6 hereof to cure such violation.

(c) At any time during the five-year period following the Acquisition Effective Date if more than thirty-three and one-third percent (33 1/3%) of the total number of Group Physician Stockholders and Full-time Physician Employees retained or employed by the Group at the time of the Acquisition Effective Date are no longer employed or retained by the Group for reasons other than (i) death, (ii) permanent disability, (iii) loss of a hospital contract or privileges for reasons other than voluntary resignation by the Group or a failure to renew or a failure to respond to a reasonable proposal to extend the term of such contract or (iv) voluntary closing of facilities by Administrator. For purposes of this Section 10.4(c), if Parent and/or Administrator are notified in writing by the Group at or prior to the Acquisition Effective Date of any Physician Employee that intends to retire prior to expiration of such five-year period, then such Physician Employee or Physician Extender Employee shall not be counted for purposes of determining the above percentage.

Section 10.5 Effective Date of Termination. Any termination of this Agreement shall be effective (the “Termination Date”) as follows:

(a) Immediately upon receipt of a termination notice pursuant to Section 10.3 or Section 10.4 (a “Termination Notice”) and expiration of applicable cure periods; or

(b) Upon the expiration of this Agreement pursuant to Section s 10.1 or 10.2.

Section 10.6 Purchase of Assets. Upon the termination of this Agreement, subject to the provisions of subparagraphs (a) through (e) set forth below, if Administrator is the defaulting party, the Group shall have the option to require Administrator and/or Parent to sell to the Group, and if the Group is the defaulting party, Administrator and/or Parent shall have the option to require the Group to purchase from Administrator, and/or Parent the Purchase Assets and assume the Practice Related Liabilities below:

(a) Purchase Assets. The Group shall purchase, free and clear of all liens and encumbrances other than those arising from Practice Related Liabilities (as defined below), from Administrator, and/or Parent or its Affiliates, as the case may be, pursuant to subparagraph (c) below, all assets, tangible or intangible real or personal, of Administrator, Parent or their Affiliates that relate primarily to the Practice other than Administrator’s, Parent’s or their Affiliates’ accounting and financial records (the “Purchase Assets”), including, but not limited to, without duplication, (i) all equipment, furniture, fixtures, furnishings, inventory, supplies, improvements, additions and leasehold improvements utilized by the Practice, (ii) any real estate owned by Administrator, Parent or Affiliates that is occupied by or used primarily for the benefit of the Practice, (iii) all unamortized intangible assets (including, without limitation, goodwill) set forth on the financial statements of Administrator, Parent or their Affiliates used in connection with the Practice or otherwise resulting from the Acquisition, (iv) all Confidential and Proprietary Information that relates solely to the Practice, and (v) all other assets that would be set forth on a balance sheet of Administrator, Parent or their Affiliates prepared as of the date of the Purchase Closing relating primarily to the Practice.

(b) Practice Related Liabilities. The Group shall assume all of Administrator’s and its Affiliates’ liabilities, debt, payables and other obligations (including lease and other contractual obligations), or portions thereof, which relate directly or are directly attributable to the Practice and/or the Purchase Assets other than previously accrued Practice Expenses (the “Practice Related Liabilities”).

(c) Purchase Price. The Purchase Price shall be the lesser of (i) Fair Market Value of the Purchase Assets subject to the assumption of the Practice Related Liabilities or (ii) the value of the Actual Consideration (defined below)(alternatively, the “Purchase Price”); provided, however, the Purchase Price shall not be less than the net book value of the Purchase Assets at the Termination Date. The Purchase Price shall be paid pursuant to Section 10.7. For purposes of this subparagraph (c), the term “Actual Consideration” shall mean (i) cash consideration paid to the Group pursuant to the Acquisition Agreement and (ii) an amount equal to the number of shares of Parent Common Stock (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, or any similar transaction whereby the Parent Common Stock is increased or decreased or exchanged for a different number or kind of securities) issued pursuant to the Acquisition Agreement multiplied by the fair market value of Parent Common Stock immediately prior to the time that a Termination Notice is provided pursuant to Section 10.7. The Purchase Price shall be appropriately adjusted to offset and account for any monetary obligations of the Group or Administrator owing to the other as provided herein.

(d) Exercise of Option.

(i) The Group. Upon a termination of this Agreement, the Group shall be entitled to exercise its option to require Administrator, Parent or their Affiliates to sell the Purchase Assets and shall assume the Practice Related Liabilities pursuant to this Section 10.6 at any time (unless this Agreement is terminated pursuant to Section 10.4(a) or 10.4(c)).

(ii) Administrator. Upon termination of this Agreement, Administrator shall be entitled to exercise its option to require the Practice to purchase the Purchase Assets and assume the Practice Related Liabilities pursuant to this Section 10.6 (i) during the five-year period following the Acquisition Effective Date if this Agreement is terminated pursuant to Section s 10.3(c), 10.4(b) or 10.4(c) and (ii) at any time in the event of a termination pursuant to Section 10.4(a).

(e) Notice. Each party shall exercise its option under this Section 10.6 by giving written notice thereof in the Termination Notice, if applicable, or prior to ninety (90) days before the Termination Date if this Agreement expires pursuant to Section s 10.1 or 10.2.

Section 10.7 Terms of Purchase. The closing of the transactions contemplated by Section 10.6 (the “Purchase Closing”) shall occur (a) on the Termination Date if this Agreement expires pursuant to the terms of Sections 10.1 and 10.2, or (b) on a date mutually acceptable to the parties hereto that shall be within 180 days after receipt of a Termination Notice. The parties shall enter into an asset purchase agreement containing representations, warranties and conditions customary to a transaction of this size involving the purchase and sale of similar businesses. Subject to the conditions set forth below, at the Purchase Closing, Administrator and/or its Affiliates, as the case may be, shall transfer and assign the Purchase Assets to the Group, and in consideration therefore, the Group shall (a) pay to Administrator, Parent and/or their Affiliates an amount in cash or, at the option of the Group (subject to the conditions set forth below), Parent Common Stock (valued at the fair market value immediately prior to the Purchase Closing), or some combination of cash and Parent Common Stock equal to the Purchase Price and (b) assume the Practice Related Liabilities. Each party shall execute such documents or instruments as are reasonably necessary, in the opinion of each party and its counsel, to effect the foregoing transaction. The Group shall, and shall use its best efforts to cause each shareholder of the Group to, execute such documents or instruments as may be necessary to cause the Group to assume the Practice Related Liabilities and to release Administrator, Parent and/or their Affiliates, as the case may be, from any liability or obligation with respect thereto. In the event the Group desires to pay all or a portion of the Purchase Price in shares of Parent Common Stock, such transaction shall be subject to the satisfaction of each of the following conditions:

(a) The holders of such shares of Parent Common Stock shall transfer to Administrator, Parent and/or their Affiliates good, valid and marketable title to the shares of Parent Common Stock, free and clear of all adverse claims, security interests, liens, claims, proxies, options, stockholders’ agreements and encumbrances (not including any applicable securities restrictions and lock-up arrangements with the Parent or any underwriter); and

(b) The holders of such shares of Parent Common Stock shall make such representations and warranties as to title to the stock, absences of security interests, liens, claims, proxies, options, stockholders’ agreements and other encumbrances and other matters as reasonably requested by Administrator, Parent and/or their Affiliates.

Section 10.8 Exception to Purchase. Notwithstanding anything contained herein to the contrary, Administrator, Parent and/or their Affiliates shall not be obligated to sell the Purchase Assets to the Group as provided in Section 10.6(d)(i) above if the Group is not able to pay the Purchase Price pursuant to the terms set forth above and assume the Practice Related Liabilities at the Purchase Closing. In such event, the Group shall surrender the Purchase Assets to Administrator, Parent and/or their Affiliates as of the Purchase Closing. If the Practice fails to so surrender the Purchase Assets, Administrator, Parent and/or their Affiliates may, if permitted by applicable law, without prejudice to any other remedy which it may have hereunder or otherwise, enter the Premises and take possession of the Purchase Assets and expel or remove the Group and any other person who may be occupying the Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim for damages therefore.

Section 10.9 Effect Upon Termination. Upon the Termination Date, except as provided below, this Agreement shall terminate and shall be of no further force and effect and all further obligations of Administrator, Parent and/or their Affiliates and the Group under this Agreement shall terminate without further liability of the Administrator or Parent and/or their Affiliates to the Group or the Group to the Administrator or Parent and/or their Affiliates (including, without limitation, any liability for loss of anticipated profits over the remaining term of this Agreement or from a sale of the Purchase Assets pursuant to this Article X at less than Fair Market Value), except with respect to the obligations set forth below. The foregoing to the contrary notwithstanding:

(a) Administrator and Parent and/or their Affiliates shall use their best efforts to cooperate with the Group for the appropriate transfer of management services.

(b) Each party hereto shall provide the other party with reasonable access to books and records owned by it to permit such requesting party to satisfy reporting and contractual obligations which may be required of it.

(c) Any other amounts due and owing but unpaid to either Administrator, Parent and/or their Affiliates or the Group as of the Termination Date shall be paid promptly by the appropriate party.

(d) Any and all covenants and obligations of either party hereto which by their terms or by reasonable implication are to be performed, in whole or in part, after the termination of this Agreement, shall survive such termination, including, without limitation, the obligations of the parties pursuant to the following Section s: 6.1(b), 6.1(c), 6.1(d), 6.1(e), 6.2, 6.3, 9.5, Article VIII and the applicable provisions of Article X and XI.

ARTICLE XI

Dispute Resolution

Section 11.1 Informal Dispute Resolution. In the event of any claim, controversy, dispute or disagreement between or among the parties hereto which is not subject to the dispute resolution methodology set forth in Article V hereof, the parties hereto agree that such other claims, controversies, disputes or disagreements shall be presented to the Joint Planning Board for hearing and resolution. In the event the Joint Planning Board is unable to resolve such matter within a reasonable period following presentation to the Joint Planning Board, such matter shall be presented to either (a) the Board of Directors of Parent or (b) a committee designated by the Board of Directors of Parent which contains at least one (1) physician member. The Board of Directors of Parent or such committee shall meet within thirty (30) days to attempt to resolve such claim, controversy, dispute or disagreement.

Section 11.2 Arbitration. If a claim, controversy, dispute or disagreement arising out of or relating to this Agreement, which is not subject to the alternative dispute resolution methodology contained in Article V hereof, cannot be resolved by the informal means set forth in Section 11.1, the parties hereto agree that any such claim, controversy, dispute or disagreement between or among any of the parties shall be governed exclusively by the terms and provisions of this Article XI; provided, however, that within ten (10) days from the date which any claim, controversy, dispute or disagreement cannot be resolved by the informal means set forth in Section 11.1 and prior to commencing an arbitration procedure pursuant to this Article XI, the parties shall meet to discuss and consider other alternative dispute resolution procedures other than arbitration, provided, however that if the parties hereto agree to an alternative to arbitration they may agree to an alternative set of rules, including rules of evidence and procedure. If at any time prior to the rendering of the decision by the arbitrator (or pursuant to such other alternative dispute resolution procedure) as contemplated in this Article XI to the extent a party makes a written offer to the other party proposing a settlement of the matter(s) at issue and such offer is rejected, then the party rejecting such offer shall be obligated to pay the costs and expenses (excluding the amount of the award granted under the decision) of the party that offered the settlement from the date such offer was received by such other party if the decision is for a dollar amount that is less than the amount of such offer to settle. Notwithstanding the foregoing, the terms and provisions of this Article XI shall not preclude any party hereto from seeking, or a court of competent jurisdiction from granting, a temporary restraining order, temporary injunction or other equitable relief for any breach of (i) any non-competition or confidentiality covenant, or (ii) any duty, obligation, covenant, representation or warranty, the breach of which may cause irreparable harm or damage.

Section 11.3 Arbitrators. In the event there is a claim, controversy, dispute or disagreement among Administrator and the Group arising out of or relating to this Agreement (including any claim based on or arising from an alleged tort) and the parties hereto have not reached agreement regarding an alternative to arbitration, the parties agree to select within thirty (30) days of notice by a party to the other of its desire to seek arbitration under this Article XI one arbitrator mutually acceptable to Administrator and the Group to hear and decide all such claims under this Article XI. If such matter or action involves health-care issues, then the arbitrator shall have such qualifications as would satisfy the requirements of the American Health Lawyers Association Alternative Dispute Resolution Service. Each of the arbitrators proposed shall be impartial and independent of all parties. If the parties cannot agree on the selection of an arbitrator within said thirty (30) day period, then any party may in writing request the judge of the United States District Court for the Southern District of Florida senior in term of service to appoint the arbitrator and, subject to this Article XI, such arbitrator shall hear all arbitration matters arising under this Article XI.

Section 11.4 Applicable Rules.

(a) Each arbitration hearing shall be held at a place in St. Lucie County, Florida acceptable to the arbitrator. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms hereof. The decision of the arbitrator shall be reduced to writing and shall be binding on the parties and such decision shall contain a concise statement of the reasons in support of such decision. Judgment upon the award(s) rendered by the arbitrator may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The charges and expenses of the arbitrator shall be shared equally by the parties to the hearing.

(b) The arbitration shall commence within ten (10) days after the arbitrator is selected in accordance with the provisions of this Article XI. In fulfilling his duties with respect to determining the amount of any loss, the arbitrator may consider such matters as, in the opinion of the arbitrator, are necessary or helpful to make a proper valuation. The arbitrator may consult with and engage disinterested third parties to advise the arbitrator. The arbitrator shall not add any interest factor reflecting the time value of money to the amount of any loss and shall not award any punitive damages.

(c) If the arbitrator selected hereunder should die, resign or be unable to perform his or her duties hereunder, the parties, or such senior judge (or such judge’s successor) in the event the parties cannot agree, shall select a replacement arbitrator. The procedure set forth in this Article XI for selecting the arbitrator shall be followed from time to time as necessary.

(d) As to any determination of the amount of any loss, or as to the resolution of any other claim, controversy, dispute or disagreement, that under the terms hereof is made subject to arbitration, no lawsuit based on such claimed loss or such resolution shall be instituted by Administrator, or the Group, other than to compel arbitration proceedings or enforce the award of the arbitrator, except as otherwise provided in Section 11.2.

(e) All privileges under Florida and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Florida law.

ARTICLE XII

General Provisions

Section 12.1 Assignment.

(a) Administrator shall have the right to assign its rights hereunder to Parent or any direct or indirect wholly-owned subsidiary of Administrator or Parent (that remains a wholly-owned subsidiary of Administrator or Parent) or to a financial institution as collateral security for the indebtedness of Parent, Administrator or their Affiliates without the consent of the Group. No assignment under Section 12.1(a) shall relieve Administrator or Parent of their obligations hereunder without the consent of the Group.

(b) Administrator, Parent and their Affiliates shall provide notice to the Group of Administrator’s intent (i) to assign this Agreement (other than as permitted in Section 12.1(a) herein), (ii) sell all or substantially all of the assets of Administrator or (iii) effectuate a consolidation, merger or sale of a majority of the capital stock of Administrator as soon as practicable following a decision by the Parent’s and Administrator’s respective boards of directors to seek such assignment or sale. The assignment of this Agreement (other than as permitted in Section 12.1(a)), the sale of all or substantially all of the assets of Administrator by Parent or a consolidation, merger or sale of a majority of the capital stock of Administrator shall not be permitted unless Administrator shall give written notice to the Group stating the party who made the offer and specifying the purchase price offered (the “Notice”). The Group shall have the option to repurchase the Purchase Assets on the same terms and conditions set forth in the Notice. In the event the Group fails to provide written notice to Administrator of its intent to exercise its option to repurchase the Purchase Assets pursuant to this Section 12.1 within the earlier of (i) thirty (30) days, or (ii) one-half of the time during which Administrator, Parent or their Affiliates must respond to an offer following the Group’s receipt of the Notice, the option contained in this Section 12.1 shall be deemed null and void and of no further force and effect, and Administrator shall be free to assign the Agreement, sell all or substantially all of the assets of Administrator or sell or transfer all of the capital stock Administrator without the consent of the Group. No assignment under this Section 12.1(b) shall relieve Administrator or Parent of their obligations hereunder without the consent of the Group.

Section 12.2 Amendments. This Agreement shall not be modified or amended except by a written document executed by all parties to this Agreement, and such written modification(s) or amendment(s) shall be attached hereto.

Section 12.3 Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

Section 12.4 Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be reasonably requested from time to time by the other party to implement or complete such party’s obligations pursuant to this Agreement.

Section 12.5 Attorneys’ Fees. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover all reasonable attorneys’ fees, costs and expenses including, but not limited to, attorney’s fees, costs and expenses for trial, appellate proceedings and negotiations, in addition to any other relief granted.

Section 12.6 Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the date hereof, are interpreted by judicial decision, a regulatory agency or independent legal counsel in such a manner as to indicate that this Agreement or any provision hereof may be in violation of such laws or regulations, the Group and Administrator shall amend this Agreement as necessary to preserve the underlying economic and financial arrangements between the Group and Administrator and without substantial economic detriment to either party. If this Agreement cannot be so amended, the terms of Section 10.3(c) and 10.4(b) shall apply. To the extent any act or service required of Administrator in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by Administrator shall be deemed waived and forever unenforceable and the provisions of this Section 12.6 shall be applicable. Neither party shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof; instead, any such purported illegality shall be resolved pursuant to the terms of this Section 12.6 and Section 12.9.

Section 12.7 Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. Except as provided in Section 6.1(g), neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder.

Section 12.8 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 12.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 12.10 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND

CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULE GOVERNING CONFLICTS OF LAWS) OF THE STATE OF FLORIDA. THE PARTIES HERETO HEREBY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN THE EVENT OF ANY LITIGATION CONCERNING THIS AGREEMENT.

Section 12.11 No Waiver; Remedies Cumulative. No party hereto shall by any act (except by written instrument pursuant to Section 12.3 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto,. any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

Section 12.12 Communications. The Group and Administrator, Parent and their Affiliates agree that good communication between the parties is essential to the successful performance of this Agreement, and each pledges to communicate fully and clearly with the other on matters relating to the successful operation of the Practice.

Section 12.13 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

Section 12.14 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

Section 12.15 Reference to Agreement. Use of the words “herein”, “hereof”, “hereto” and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

Section 12.16 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

If to Administrator or Parent:	Radiologix, Inc.
3600 J.P. Morgan Chase Tower
2200 Ross Avenue
Dallas, Texas 75201
Facsimile: (214) 303-2776
Attention: General Counsel

If to the Group:	Radiology Imaging Associates
1824 S.E. Tiffany Avenue
Suite 104
Fort Pierce, Florida 34986
Facsimile: (561) 464-5881
Attention: R.J. Raffa, M.D.

Section 12.17 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 12.18 Defined Terms. Terms used in the Exhibit s attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings assigned to such terms in this Agreement.

Section 12.19 Parent Obligations. All of the duties and obligations of Administrator to the Group under this Agreement shall be deemed to be the joint and several obligations of Administrator and Parent.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Service Agreement as of the date first written above.

GROUP:

Radiology Imaging Associates - Basilico,
Gallagher & Raffa, M.D., P.A.

By:	/s/ R.J. Raffa, M.D.
Print:	R.J. Raffa, M.D.
Title:	President

ADMINISTRATOR:

Treasure Coast Imaging Partners, Inc.

By:	/s/ Sami S. Abbasi
Print:	Sami S. Abbasi
Title:	Executive Vice President

PARENT:

Radiologix, Inc.

By:	/s/ Sami S. Abbasi
Print:	Sami S. Abbasi
Title:	Executive Vice President

EXHIBIT 1.1

ALLOCATION OF PRACTICE EXPENSES

See attached.

EXHIBIT 3.3(a)

PREMISES

1.	711 East Osceola

Stuart, Florida 34994

2.	2306 Nebraska Avenue

Fort Pierce, Florida 34950

3.	1825 SE Tiffany Avenue

Units 103 and 104

Port St. Lucie, Florida 34952

4.	2257 Highway 441 North

Okeechobee, Florida 34972

EXHIBIT 4.5

LIST OF NAMES

1.	Radiology Imaging Associates - Basilico, Gallagher & Raffa, M.D., P.A.

EXHIBIT 6.2

JOINDER TO COVENANTS AND OTHER PROVISIONS

January 1, 2004

Reference is made to that certain Amended and Restated Service Agreement dated January 1, 2004 (the “Agreement”) by and among Radiologix, Inc., a Delaware corporation (formerly known as American Physician Partners, Inc.) (“Parent”), Treasure Coast Imaging Partners, Inc., a Delaware corporation (“Administrator”), and Radiology Imaging Associates - Basilico, Gallagher & Raffa, M.D., P.A., a Florida professional association (the “Group”) and                                                           (“Group Physician Employee”).

1. Joinder to Agreement. The undersigned physician hereby acknowledges that he or she is a shareholder and/or employee of the Group and that he or she will benefit directly from the Agreement. In consideration thereof, the undersigned agrees with and covenants to Parent and Administrator that, so long as the Agreement remains in effect, the undersigned physician shall abide by and be subject to (a) the covenants contained in Section 6 of the Agreement, as if an original party to the Agreement, and (b) the terms and conditions set forth below in this Joinder.

2. Definitions. Definitions not expressly set forth herein shall have the same meaning as set forth in the Agreement. The terms of the Agreement are hereby incorporated into this Joinder by this reference.

3. Consideration. The undersigned physician hereby agrees and acknowledges that the covenants set forth in Section 6 of the Agreement, as well as the terms and conditions contained in this Joinder, are the primary, if not sole, consideration for reducing the Service Fee in the Agreement and for committing to the parties’ business additional capital and resources in an amount equal to approximately Two Million Nine Hundred Thousand Dollars ($2,900,000) at any time during the eighteen (18) month period following the effective date of the Agreement. But for the covenants set forth in Section 6 of the Agreement, and the execution of this Joinder by all of the Group Physician Stockholders and the Full-time Physician Employees, Administrator would not have agreed to reduce the Service Fee or to commit the additional capital and resources to the Group’s business. The Group Physician Employee would not have agreed to accept the liquidated damages or restrictive covenant without the Administrator’s commitment to provide additional capital and resources to make the Group a state of the art Practice Site at all Group Practice Sites including the existence of state of the art radiology designated health services equipment, (i.e, MRI, CT Scanner, PET scanner, digital radiology equipment). Should the Administrator fail to provide the entire sum above, all provisions below are null and void including the termination of any restrictive covenant.

4. Liquidated Damages. If the Group, directly or indirectly, violates any of the covenants contained in Section 6 of the Agreement, applicable, directly or indirectly, to the Group, or if the undersigned physician, in whole or in part, directly or indirectly, violates any of the restrictive covenants regarding non-competition, non-solicitation, confidentiality, non-disclosure and related provisions applicable to the undersigned physician pursuant to this Joinder or otherwise contained in the Stockholder Employment Agreement or the Physician Employee Employment Agreement, then:

(a) For Physicians. In the event of a breach of this Paragraph 4 by the undersigned physician, then the undersigned physician shall pay to Administrator, immediately upon a written demand delivered to the undersigned physician by Administrator, an amount equal to the “Liquidated Damages” (as defined in Paragraph 4(c) below); provided, however, that the Liquidated Damages shall be abated, after the eighteen (18) month period following the effective date of the Agreement, on a pro rata basis to the extent that Administrator has not fully funded the additional capital and resources described in Paragraph 3 above during such eighteen (18) month period. The Liquidated Damages shall be payable in full in immediately available funds at the corporate headquarters of Parent.

(b) For the Group. In the event that all or a substantial portion of the Group Physician Stockholders and the Full-time Physician Employees breach this Paragraph 4, then the Group shall immediately pay and be jointly and severally liable to Administrator for all payments of the Liquidated Damages that otherwise may be owed to Administrator by such persons. It shall not be necessary for Parent or Administrator to have exhausted its remedies against such persons in order to obtain payment from the Group pursuant to this Paragraph 4(b). The Liquidated Damages shall be payable in full in immediately available funds at the corporate headquarters of Parent.

(c) The term “Liquidated Damages” shall mean an amount of money equal to Five Hundred Thousand Dollars ($500,000) per person if such person breaches this Paragraph 4 during the five (5) year period following the date of execution of the Agreement. The amount of Liquidated Damages shall be reduced by One Hundred Thousand Dollars ($100,000) per year for each year after the fifth (5th) anniversary of the execution of the Agreement such that upon the tenth anniversary (10th) of the execution of this Agreement the amount of the Liquidated Damages shall be zero.

(d) The amount of the Liquidated Damages set forth herein is based upon the parties estimate, apportioned equally to each person, of reduction in value payable to Parent and Administrator as a result of the reduced Service Fee under the Agreement, the value of the monies to be invested and resources allocated to the parties business relationship, as well as the value of any lost opportunity that Parent and Administrator would otherwise have engaged in. The parties expressly agree that the Liquidated Damages herein are not being paid as a penalty, but rather are actual damages suffered by Administrator that have been determined after the parties considered, without limitation: (i) the value of the loss to Parent of the reduction in the Service Fee payable under the Agreement; (ii) the cost to Parent of all new equipment and related assets purchased for or made available to the Group; (iii) the direct and indirect costs to Parent, including benefits, overhead allocation and otherwise, of all additional personnel resources hired for or allocated to, in whole or in part, the business relationship; (iv) the direct and indirect costs to Parent associated with the reallocation or relocation of any assets or equipment from other locations to locations for use by the Group; and (v) the proportionate allocation of all fees, costs and expenses associated with the negotiation and documentation of the Agreement and this Joinder, including without limitation, all legal fees and costs; accounting fees and costs; consultant fees and costs; travel and lodging costs for all of Parent’s officers, directors, employees and consultants involved in this transaction; and the cost of the time of the Parent’s officers, directors, employees and consultants attributable to the transactions contemplated by the Agreement and this Joinder.

(e) The amounts due under this Paragraph 4 as the Liquidated Damages are for and in consideration of the damage that all parties acknowledge Parent and Administrator will suffer immediately upon the breach of this Joinder and the relevant provisions of the Agreement, the actual amount of which are virtually impossible to determine. The Liquidated Damages are intended to compensate Parent and Administrator for the lost opportunity and for costs associated with the Agreement that they would not have incurred but for the undersigned physician’s and the Group’s representations and covenants hereunder. The Liquidated Damages hereunder shall be cumulative and in addition to whatever other remedies Parent or Administrator may possess. Nothing herein, nor any recovery under this Paragraph 4, shall preclude Parent or Administrator from (i) obtaining an injunction restraining any future violations of this Joinder or the Agreement; or (ii) receiving other damages or relief for future injuries that occur and can be determined subsequent to any such violation or breach of this Joinder or the Agreement.

5. New Physicians. At any time subsequent to the date hereof, the Group admits new shareholders to the Group or retains, as employees any new physicians, then such new physicians shall immediately and prior to receiving any compensation, payments or reimbursements from the Group for any purpose, execute this Joinder and agree to be bound by all the terms and conditions contained herein. The Group may not, directly or indirectly, make any payments or compensate in any manner a physician or shareholder who has not executed this Agreement now or in the future.

6. Affirmation of the Agreement. The Group and the undersigned physician hereby acknowledge and re-affirm prior to the date hereof, the validity, binding nature and enforceability of the Agreement, and, from the date of this Joinder forward, the validity, binding nature and enforceability of the Agreement and this Joinder. Each of the Group and the undersigned physician shall retain their own legal counsel with respect to the transactions contemplated by this Joinder and the Agreement. Neither the Group nor the undersigned physician have received any advice or information from their respective current or former legal counsel that this Joinder, the Agreement or any of the transactions contemplated thereby are in any way invalid, not binding or unenforceable. Additionally, the Group hereby acknowledges that Administrator may have provided it with samples of restrictive covenants for its employees, but these restrictive covenants were provided as examples only and it shall be the Group’s sole and exclusive obligation to ensure that the restrictive covenants with its employees are valid, enforceable and compliant with all changes in the law from time to time.

7. Waiver of Defenses. Neither the Group nor the undersigned physician shall claim or assert illegality as a defense to the enforcement of this Joinder or any provision hereof. Any attempt to assert such claims shall, in addition to constituting a breach of this Joinder and the Agreement, shall, in addition to whatever rights or remedies Parent or Administrator may have, give rise to the remedies set forth in Paragraph 4 above.

8. Acknowledgment by Undersigned Physician. The undersigned physician hereby acknowledges and confirms that (a) the covenants contained in this Joinder and in the Agreement are reasonably necessary to protect the legitimate business interests of Parent and Administrator, and (b) the restrictions contained in this Joinder and the Agreement are not overbroad, overlong or unfair and are not the result of overreaching, duress or coercion of any kind. The undersigned physician further acknowledges and confirms that his or her full, uninhibited and faithful observance of each of the covenants contained in this Joinder and the Agreement will not cause him or her any undue hardship, financial or otherwise, will not impair the medical care available to patients or citizens in the community in which he or she practices medicine and that enforcement of each of the covenants contained herein will not impair his or her ability to obtain employment commensurate with his or her abilities and on terms fully acceptable to him or her or otherwise to obtain income required for the comfortable support of him or her and his or her family and the satisfaction of the needs of his or her creditors. The undersigned physician acknowledges and confirms that his or her special knowledge of the business of Parent and Administrator is such as would cause Parent and/or Administrator serious injury or loss if he or she were to use such ability and knowledge to the benefit of a competitor or was to compete with Parent or Administrator in violation of the terms of this Joinder or the Agreement.

9. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the undersigned physician of any of the covenants contained in this Agreement will cause irreparable harm and damage to Parent and/or Administrator, the monetary amount of which may be virtually impossible to ascertain. As a result, the undersigned physician recognizes and hereby acknowledges that Parent and/or Administrator shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation the covenants contained in this Joinder or the Agreement by the undersigned physician, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies Parent or Administrator may otherwise possess.

10. Damages; Attorneys’ Fees. Nothing contained herein shall be construed to prevent the Group, Parent, Administrator or the undersigned physician from seeking and recovering from the other damages sustained by either or all of them as a result of its, his or her breach of any term or provision of this Joinder, the Agreement, the Stockholder Employment Agreements or the Physician Employee Employment Agreements. Notwithstanding the foregoing, the undersigned physician and the Group expressly agree that should Administrator be entitled to the Liquidated Damages set forth in Paragraph 4 above, then neither the Group nor the undersigned physician shall not be entitled to use any setoff, claim, award, defense, damage or discharge in any subsequent action or proceeding to reduce the Liquidated Damages below the amount stated.

IN WITNESS WHEREOF, the undersigned physician and the other parties have executed this Joinder as of the date first set forth above.

R.J. RAFFA, M.D.

By:	/s/ R.J. Raffa, M.D.
Print:	R.J. Raffa, M.D.

GROUP:

Radiology Imaging Associates - Basilico,
Gallagher & Raffa, M.D., P.A.

By:	/s/ R.J. Raffa, M.D.
Print:	R.J. Raffa, M.D.
Title:	President

ADMINISTRATOR:

Treasure Coast Imaging Partners, Inc.

By:	/s/ Sami S. Abbasi
Print:	Sami S. Abbasi
Title:	Executive Vice President

PARENT:

Radiologix, Inc.

By:	/s/ Sami S. Abbasi
Print:	Sami S. Abbasi
Title:	Executive Vice President

EXHIBIT 7.1

SERVICE FEE

1. Administrator shall be paid the following Service Fee:

(a) Administrator shall be reimbursed on a monthly basis for the amount of all Professional Expenses and Excluded Practice Expenses, if any, paid by Administrator in performance of its obligations hereunder.

(b) Administrator shall be entitled to receive a monthly fee equal to X percent (X%) of the Adjusted Professional Revenues from January 1, 2004 through April 1, 2038.

(c) Administrator shall be entitled to receive a monthly fee equal to the Monthly Adjusted Technical Revenue Amount; provided, however, to the extent that the Monthly Base Technical Revenue Amount exceeds the Monthly Adjusted Technical Revenue Amount, such excess amount shall be added to the Deficit Amount for such month; and

(d) At the end of each fiscal year of this Agreement, if the Cumulative Balance is positive, Administrator shall receive a fee equal to X percent (X%) of the Cumulative Balance. The amount of any payment made pursuant to this subparagraph shall be computed at fiscal year end and payment thereof shall be made within ninety (90) days of the fiscal year end. If the Cumulative Balance is negative at the end of any fiscal year, then such negative balance shall be carried forward to become the opening Cumulative Balance for the next fiscal year.

2. For purposes of this Exhibit 7.1, the following definitions shall apply:

(a) “Adjusted Professional Revenues” shall mean on a monthly basis, an amount equal to the Professional Revenues less the Professional Expenses.

(b) “Cumulative Balance” shall mean during a fiscal year period, the sum of all Surplus Amounts less all Deficit Amounts. If the Cumulative Balance is negative at the end of a fiscal year, then the negative balance is carried forward as the opening balance of the next fiscal year.

(c) “Deficit Amount” shall mean the amount by which the Monthly Base Technical Revenue Amount exceeds the Monthly Adjusted Technical Revenue Amount.

(d) “Monthly Base Technical Revenue Amount” shall mean an amount equal to X Dollars ($X).

(e) “Monthly Adjusted Technical Revenue Amount” shall mean on a monthly basis, an amount equal to the Technical Revenues less the Technical Expenses.

(f) “Surplus Amount” shall mean the amount by which the Monthly Adjusted Technical Revenue Amount exceeds the Monthly Base Technical Revenue Amount.

EXHIBIT 7.4

SECURITY AGREEMENT